UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14a

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

GSI Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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GSI GROUP INC.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(781) 266-5700

April 19, 2013

Dear Shareholder:

It is my pleasure to invite you to the annual meeting of shareholders of GSI Group Inc. to be held at 2:00 p.m. (EDT) on Wednesday, May 15, 2013 at the offices of Latham & Watkins LLP, 885 Third Avenue, 12th Floor, New York, New York 10022.

The purposes of the meeting are to (i) elect the Board of Directors, (ii) hold an advisory vote on the Company’s executive compensation, (iii) hold an advisory vote on the frequency of future advisory votes on executive compensation, and (iv) appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Information regarding the above matters is contained in the formal notice of meeting and management proxy circular on the following pages. The GSI Group Inc. Annual Report for the fiscal year ended December 31, 2012 accompanies this management proxy circular. We urge you to read the proxy materials in their entirety and to consider them carefully.

It is important that your shares be represented at the annual meeting, regardless of the size of your holdings. Accordingly, whether or not you expect to attend the meeting, we urge you to vote promptly by returning the enclosed proxy form. You may revoke your proxy at any time before it has been voted.

On behalf of the Board of Directors, I thank you for your participation.

Very truly yours,

Stephen W. Bershad
Chairman of the Board of Directors

GSI GROUP INC.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(781) 266-5700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 15, 2013

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of GSI Group Inc., a New Brunswick corporation, which we refer to in this notice and in the attached management proxy circular as the Company, will be held at 2:00 p.m. (EDT) on Wednesday May 15, 2013 at the offices of Latham & Watkins LLP, 885 Third Avenue, 12th Floor, New York, New York 10022, for the following purposes:

1.	To elect Stephen W. Bershad, Harry L. Bosco, Dennis J. Fortino, Ira J. Lamel, Dominic A. Romeo, John A. Roush and Thomas N. Secor to our Board of Directors until the next annual meeting of shareholders, until his successor is elected or appointed, or until his earlier death, resignation or removal;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve until the 2014 annual meeting of shareholders; and

5.	To transact such other business as may properly come before the meeting or any postponement, continuation or adjournment thereof.

Only shareholders of record as of the close of business on Wednesday, April 10, 2013 will be entitled to attend and vote at the meeting and at any postponement, continuation or adjournment thereof, provided that a subsequent transferee of shares may vote at the meeting if the transferee establishes ownership of the shares and requests not later than ten (10) days before the meeting to be added to the list of shareholders entitled to vote at the meeting.

All shareholders are requested to complete, sign, date and return the form of proxy in the enclosed envelope to Computershare Investor Services Inc., the Company’s transfer agent, at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, before 2:00 p.m. (EDT) on Monday, May 13, 2013, or, if the meeting is postponed, continued or adjourned, prior to 2:00 p.m. (ET) on the last business day prior to the date fixed for the postponed, continued or adjourned meeting. If you are a shareholder of record, you may also vote by telephone or on the Internet by following the instructions on the enclosed proxy form, no later than 2:00 p.m. (EDT) on Monday, May 13, 2013, or, if the meeting is postponed, continued or adjourned, prior to 2:00 p.m. (ET) on the last business day prior to the date fixed for the postponed, continued or adjourned meeting. Shareholders who vote by telephone or the Internet should not return a proxy form.

i

A copy of the management proxy circular and a proxy form accompany this notice. This notice, the management proxy circular, the proxy form and the Company’s 2012 Annual Report will be forwarded on or about Wednesday, April 24, 2013 to the holders of the Company’s common shares as of the close of business on Wednesday, April 10, 2013.

All monetary amounts listed in the proxy circular are in U.S. dollars, unless otherwise indicated.

DATED at Bedford, Massachusetts this 19th day of April 2013.

By Order of the Board of Directors

John A. Roush
Chief Executive Officer

ii

GSI GROUP INC.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(781) 266-5700

MANAGEMENT PROXY CIRCULAR

INFORMATION CONCERNING VOTING AND SOLICITATION

GSI Group Inc., a New Brunswick corporation, which we refer to in this management proxy circular as the Company, will hold its annual meeting (the “2013 Annual Meeting”) at 2:00 p.m. (EDT) on Wednesday, May 15, 2013 at the offices of Latham & Watkins LLP, 885 Third Avenue, 12th Floor, New York, New York 10022. This management proxy circular and the enclosed proxy form are furnished in connection with the solicitation of proxies by the Board of Directors, or Board, of the Company for use at the meeting. The solicitation will be made by mail, but proxies may also be solicited personally, by telephone or by email by directors, officers or other employees of the Company. The cost of solicitation has been or will be borne by the Company. The Company may also pay brokers or nominees holding common shares of the Company in their names or in the names of their principals for their reasonable expenses in sending solicitation material to their principals.

The notice of the meeting, this management proxy circular, the proxy form and a copy of the Company’s annual report for the fiscal year ended December 31, 2012 (the “2012 Annual Report”) will be forwarded on or about Wednesday, April 24, 2013 to the holders of the Company’s common shares as of the close of business on Wednesday, April 10, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 15, 2013

The Company’s Management Proxy Circular and 2012 Annual Report are available at

http://gsig.investorroom.com/shareholdermeeting

The following proxy materials are available for review at:

http://gsig.investorroom.com/shareholdermeeting

—	the management proxy circular;
—	the Company’s 2012 Annual Report; and
—	any amendments to the foregoing materials that are required to be furnished to shareholders.

Shareholders may receive directions to attend the meeting in person by calling the Company’s investor relations staff at 781-266-5137 or by emailing InvestorRelations@gsig.com.

Matters to Be Voted On

At the meeting, you will be entitled to vote on the following proposals:

1.	To elect Stephen W. Bershad, Harry L. Bosco, Dennis J. Fortino, Ira J. Lamel, Dominic A. Romeo, John A. Roush and Thomas N. Secor to our Board of Directors until the next annual meeting of shareholders, until his successor is elected or appointed, or until his earlier death, resignation or removal (see page 5);

2.	To hold an advisory vote on the Company’s executive compensation (see page 9);

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation (see page 11);

4.	To appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve until the 2014 annual meeting of shareholders (see page 12); and

5.	To transact such other business as may properly come before the meeting, or any postponement, continuation or adjournment thereof.

We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

Board Recommendations

The Board recommends that you vote your shares as follows:

—	“FOR” the election of each of the nominees for director named in this management proxy circular;

—	“FOR” the proposal regarding an advisory vote on the Company’s executive compensation;

—	“ONE YEAR” on the frequency of future advisory votes on executive compensation; and

—	“FOR” the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve until the 2014 annual meeting of shareholders.

Appointment and Revocation of Proxies

The persons named in the enclosed proxy form are officers of the Company. A shareholder may appoint a person to represent him or her at the meeting, other than the persons already named in the enclosed proxy form, by inserting the name of such other person in the blank space provided in the proxy form or by completing another proper form of proxy. Such person need not be a shareholder. The completed proxy form must be deposited with the Company at its principal executive offices at 125 Middlesex Turnpike, Bedford, Massachusetts 01730, USA, or with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1, in either case no later than 2:00 p.m. (EDT) on Monday, May 13, 2013, or, if the meeting is postponed, continued or adjourned, prior to 2:00 p.m. (ET) on the last business day prior to the date fixed for the postponed, continued or adjourned meeting.

If you are a shareholder of record, you may also vote by telephone or on the Internet by following the instructions on the enclosed proxy form, no later than 2:00 p.m. (EDT) on Monday, May 13, 2013, or, if the meeting is postponed, continued or adjourned, prior to 2:00 p.m. (ET) on the last business day prior to the date fixed for the postponed, continued or adjourned meeting. Shareholders who vote by telephone or the Internet should not return a proxy form.

The shareholder executing the proxy form may revoke it as to any matter on which a vote has not already been cast pursuant to the authority conferred by such proxy: (a) by delivering another properly executed proxy form bearing a later date and depositing it in the manner described above; (b) by delivering an instrument in writing revoking the proxy, executed by the shareholder or by the shareholder’s attorney authorized in writing: (i) at the registered office of the Company, at any time up to and including the last business day preceding the date of the meeting, or at any reconvened meeting following its postponement, continuation or adjournment, or (ii) with the chairman of the meeting on the day of the meeting, or at any reconvened meeting following its postponement, continuation or adjournment; or (c) in any other manner permitted by law.

Voting of Proxies

The officers named in the proxy form enclosed with this management proxy circular will vote or withhold from voting the common shares of the Company in respect of which they are appointed proxy in accordance with the directions of the shareholder appointing them and, if a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such direction, the shares will be voted:

—	“FOR” the election of each of the nominees for director named in this management proxy circular;

—	“FOR” the proposal regarding an advisory vote on the Company’s executive compensation;

—	“ONE YEAR” on the frequency of future advisory votes on executive compensation; and

—	“FOR” the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve until the 2014 annual meeting of shareholders.

Voting and Ownership of Shares

At the close of business on the record date, the Company had 33,935,566 common shares outstanding and entitled to vote. Each share is entitled to one vote. The failure of any shareholder to receive a notice of meeting of shareholders does not deprive the shareholder of a vote at the meeting.

The following votes are required to approve each of the proposals at the meeting.

—	Election of Directors. The vote for the election of the nominees for director named in this management proxy circular is cumulative and is described in more detail below.

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Other Proposals.    The proposals regarding the advisory vote on the Company’s executive compensation, the advisory vote on the frequency of future advisory votes on executive compensation, and the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm each requires the approval of a majority of the common shares represented and cast in respect of such matter. With respect to the advisory vote on the frequency of future advisory votes on executive compensation, if no frequency receives the approval of a majority of the common shares represented and cast with respect to the proposal, then the frequency that receives a plurality of the votes cast will be considered the frequency recommended by the shareholders.

No votes may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of at least thirty-three and one-third percent (33 1/3%) of the outstanding shares as of the record date. Votes will be tabulated by the Company’s transfer agent, Computershare Investor Services Inc., which is also serving as the inspectors of election for the meeting.

The enclosed form of proxy confers discretionary authority on the persons named therein with respect to amendments to or variations of matters identified in the notice of meeting and such other matters that may properly come before the meeting or any postponement, continuation or adjournment thereof. As of the date of this management proxy circular, the management of the Company knows of no such amendments, variations or other matters to be presented at the meeting.

Voting for the Election of Directors

Section 65(1) of the Business Corporations Act (New Brunswick) provides for cumulative voting for the election of directors so that each shareholder entitled to vote at an election of directors has the right to cast an aggregate number of votes equal to the number of votes attached to the shares held by such shareholder multiplied by the number of directors to be elected, and may cast all such votes in favor of a single candidate or distribute them among the candidates in any manner the shareholder decides. The statute further provides, in section 65(2), that a separate vote of shareholders shall be taken with respect to each candidate nominated for director unless a resolution of the shareholders is passed unanimously permitting two or more persons to be elected by a single resolution. Where a shareholder has voted for more than one candidate without specifying the distribution of votes among such candidates, the shareholder shall be deemed to have divided the votes equally among the candidates for whom such shareholder voted. If a shareholder desires to distribute votes otherwise than equally among the nominees for whom such shareholder has directed the persons in the enclosed form of proxy to vote, such shareholder must do so personally at the meeting or by another form of proxy. On any ballot for the election of directors, the persons named in the proxy will be deemed to have cast their votes equally among all the proposed nominees, unless: (a) any nominee is excluded by the shareholder in their proxy; or (b) the shareholder has directed that the shares be withheld from voting for the election of directors.

Counting of Votes

For purposes of determining the presence or absence of a quorum, abstentions and broker non-votes will be counted as present. With respect to the approval of any particular proposal, abstentions and broker non-votes will not be counted in determining the number of votes cast. A broker non-vote occurs when a broker submits a proxy form with respect to common shares held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Brokers will return your proxy as a broker non-vote if the broker does not receive voting instructions from you and if, under applicable stock exchange or other rules, the broker does not have the discretion to vote those shares on one or more of the matters that come before the meeting.

ITEM 1–ELECTION OF DIRECTORS

The Articles of the Company provide that our Board is to be comprised of a minimum of five (5) and a maximum of fifteen (15) directors, as determined from time to time by resolution of the Board. The Board has resolved that the entire Board shall consist of seven (7) directors.

Each nominee presented below, if elected, will serve as a director until the next annual meeting of shareholders, until his successor is elected or appointed, or until his earlier death, resignation or removal. All of the nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. The Board does not anticipate that any of the nominees will be unable to serve as a director, but in the event that a nominee is unable to serve, the Board may either propose an alternate nominee, in which case the proxies will be voted for the alternative nominee unless directed to withhold from voting, or elect to reduce the size of the Board.

The names of the nominees presented for election as directors at the annual meeting are listed below, along with information regarding when they joined the Board, their present principal occupation, recent business experience and their service on other companies’ boards of directors.

All of the nominees currently serve on the Board. There are no family relationships between any of the nominees or between the nominees and any of our officers.

Director Nominees

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW.

Name, Principal Occupation and Municipality of Primary Residence	Director Since	Age
Stephen W. Bershad Chairman of the Board, GSI Group Inc. Santa Fe, New Mexico, U.S.A.	2010	71

Harry L. Bosco Director of Oclaro, Inc. DeBary, Florida, U.S.A.	2012	67

Dennis J. Fortino Private Consultant Scottsdale, Arizona, U.S.A.	2010	66

Ira J. Lamel Executive Vice President and Chief Financial Officer, The Hain Celestial Group, Inc. Jericho, New York, U.S.A.	2010	65

Dominic A. Romeo Senior Vice President and Chief Financial Officer, Thor Industries, Inc. Lake Bluff, Illinois, U.S.A.	2012	53

John A. Roush Chief Executive Officer, GSI Group Inc. Beverly, Massachusetts, U.S.A.	2010	48

Thomas N. Secor Managing Director, Morningside Heights Capital New York, New York, U.S.A.	2012	42

Stephen W. Bershad	Chairman of the Board

Mr. Bershad has been a Director of the Company since July 23, 2010 and Chairman of the Board of Directors since July 30, 2010. Mr. Bershad was Chairman of the Board and Chief Executive Officer of Axsys Technologies, Inc. (“Axsys”), a manufacturer of surveillance and imaging equipment, from 1986 until 2009. Prior thereto, he was a Managing Director of Lehman Brothers, Inc., an investment banking firm, and its predecessor firms, where he held a series of senior management positions in merchant banking and mergers and acquisitions. Mr. Bershad is a director of EMCOR Group, Inc., a Fortune 500® leader in mechanical and electrical construction, energy infrastructure and facilities services for a diverse range of businesses. As a senior executive with Lehman Brothers for more than 15 years and the Chief Executive Officer of Axsys for more than 20 years, Mr. Bershad has an invaluable background in investment banking, finance and business.

Harry L. Bosco	Director

Mr. Bosco has been a Director of the Company since June 14, 2012. Mr. Bosco served as President and Chief Executive Officer of Opnext, Inc. (“Opnext”), a global leader in the design and manufacture of optical modules, components and subsystems for the telecom industry, from December 9, 2010 to July 23, 2012, and previously served as the President and Chief Executive Officer of Opnext from November 2000 until March 31, 2009. Mr. Bosco also served as a Director of Opnext from November 2000 and as Chairman of the Board of Opnext from April 1, 2009. On July 23, 2012, Opnext merged with Oclaro, Inc., a tier-one provider and innovator of optical communications and laser solutions and Mr. Bosco stepped down as President, Chief Executive Officer and Chairman of Opnext and become a Director of Oclaro. Mr. Bosco served in various management, engineering and executive positions at Lucent Technologies, AT&T and Bell Laboratories from 1965 until October 2000, including as Optical Networking Group President. Mr. Bosco holds an Associate of Science and Bachelor of Science in Electrical Engineering from Pennsylvania State University/Monmouth University and a Master’s degree in Electrical Engineering from Polytechnic Institute of New York. Mr. Bosco has also served as a Director of Arris, Inc., a global communications technology company specializing in the design, engineering, and supply of broadband network services, since 2002. Mr. Bosco brings to the Board a strong technical background in the optical industry, extensive operational experience, and significant experience as a CEO and Director of a public high technology company.

Dennis J. Fortino	Director

Mr. Fortino has been a Director of the Company since July 23, 2010. Mr. Fortino is a business consultant specializing in the development of business rationalization and growth plans for companies and also serves as an executive coach. Prior to becoming a business consultant in 2006, Mr. Fortino served as the Executive Vice President of the Lithography & Parametric Solutions Group at KLA-Tencor Corporation (“KLA-Tencor”), a supplier of process control and yield management solutions for the semiconductor and related microelectronics industries between September 2000 and November 2005. From August 1997 to September 2000, he served as Vice President and General Manager of the Surfscan Division of KLA-Tencor and from November 1995 to July 1997 as the Vice President and General Manager of the Surface Metrology Division of KLA-Tencor. Mr. Fortino served as Vice President and General Manager for Spectra-Physics Lasers from July 1991 to October 1995. Mr. Fortino has more than 20 years of experience in the semiconductor and related microelectronics industries as well as a deep understanding of the Company’s products and related technologies. Mr. Fortino brings to the Company’s Board of Directors significant technology, operating experience, business acumen and insight into current and emerging business trends.

Ira J. Lamel	Director

Mr. Lamel has been a Director of the Company since July 23, 2010. Mr. Lamel is Executive Vice President and Chief Financial Officer of The Hain Celestial Group, Inc. (“Hain”), a leading natural and organic food and personal care products company operating in North America and Europe. Prior to joining Hain on October 1,

2001, Mr. Lamel was an audit partner in the New York Area practice of Ernst & Young LLP. He retired from Ernst & Young after a 29-year career serving clients in various industries, one of which included Excel Technology, Inc. (“Excel”), that was acquired by the Company in August 2008. Mr. Lamel served as the audit partner on Excel beginning with the audit for the year ended December 31, 2000 and through the review for the quarter ended June 30, 2001. In addition, Mr. Lamel served on the Board of Directors of Excel between 2004 and 2008. Mr. Lamel also served on the Board of Directors of Harvey Electronics (“Harvey”) between 2004 and 2007. On each such board at Excel and Harvey, Mr. Lamel was the chairman of the Audit Committee and a member of the Compensation Committee. Mr. Lamel brings to the Company’s Board of Directors extensive financial, accounting and auditing expertise, including an understanding of accounting principles, financial reporting rules and regulations and financial reporting processes acquired over the course of his 39-year career. In addition, Mr. Lamel’s prior service on the Board of Directors and as Chairman of the audit committee at Excel Technology, Inc. provides him with invaluable experience.

Dominic A. Romeo	Director

Mr. Romeo has been a Director of the Company since June 14, 2012. On February 4, 2013, Mr. Romeo was named Senior Vice President and Chief Financial Officer of Thor Industries, Inc. (NYSE: THOR), a leading manufacturer of recreational vehicles, commercial buses and ambulances. From 2004 to 2011, Mr. Romeo served as Vice President and Chief Financial Officer of IDEX Corporation, a leading global manufacturer of pump products, dispensing equipment, and other engineered products. Prior to joining IDEX, Mr. Romeo served in several financial leadership positions at Honeywell International, Inc., a diversified technology and manufacturing company that services customers globally, including Vice President and Chief Financial Officer of Honeywell Aerospace from 2001 to 2004; Vice President and Chief Financial Officer of Honeywell International’s Engine Systems and Services divisions from 1999 to 2001; and various other senior finance positions from 1994 to 1999. Mr. Romeo also served as Vice President of Finance for AAR Trading, an aircraft products and services provider, from 1992 to 1994, and held multiple financial roles in audit and financial planning for GE Aircraft Engines, a subdivision of the General Electric Company, from 1987 to 1992. Mr. Romeo has served on the Board of Directors and as a member of the Audit Committee of Federal Signal Corporation, a leading global designer and provider of safety and security products and solutions, since 2010. Mr. Romeo is not standing for re-election as a director of Federal Signal Corporation, and thus his service as a director of that company will end on April 30, 2013. Mr. Romeo brings to the Company’s Board of Directors extensive expertise in finance and accounting for several global industrial manufacturers, as well as experience in efficiently adapting company operations to changing market conditions.

John A. Roush	Chief Executive Officer, Director

Mr. Roush was appointed the Company’s Chief Executive Officer and elected as a member of the Board of Directors on December 14, 2010. Mr. Roush joined the Company after a twelve year career with PerkinElmer, Inc. (“PerkinElmer”), a provider of technology and services to the diagnostics, research, environmental, safety and security, industrial and laboratory services markets, where he was a corporate officer and served in several senior leadership positions. Since 2009, Mr. Roush had been serving as president of PerkinElmer’s Environmental Health business. From 2004 to 2009, Mr. Roush led PerkinElmer’s Optoelectronics business unit, which supplies specialty photonics products to biomedical and industrial OEMs. From 1999 to 2004, Mr. Roush served in various general management roles within the Optoelectronics business unit. Prior to joining PerkinElmer, Mr. Roush held management positions with Outboard Marine Corporation, AlliedSignal, Inc., now Honeywell International, McKinsey & Company Inc. and General Electric. As the Company’s Chief Executive Officer, Mr. Roush provides an insider’s perspective in Board discussions about the business and strategic direction of the Company.

Thomas N. Secor	Director

Mr. Secor has been a Director of the Company since June 14, 2012. Mr. Secor has been Managing Director of Morningside Heights Capital, an investment advisory firm, since March 2012. From April 2007 until March

2012, Mr. Secor was employed by Goldman Sachs & Co, where he worked with Liberty Harbor, an absolute-return investment fund. While at Liberty Harbor, Mr. Secor focused on the fund’s fundamental investment strategies, including debt and equity transactions. From 2005 until March 2007, Mr. Secor was a Director and member of the legal group at Amaranth Advisors, an investment advisor. From 1998 until 2005, Mr. Secor was an attorney with Cleary, Gottlieb, Steen & Hamilton where he specialized in corporate and securities law. Mr. Secor currently serves on the boards of directors of The Great Atlantic and Pacific Tea Company (A&P) and Wolverine Advanced Materials. Mr. Secor received his B.A., cum laude, from Pomona College and his J.D., cum laude, from the University of Chicago Law School. Mr. Secor brings to the Company’s Board of Directors more than 15 years of experience in strategic transactions, corporate finance and profit management across a wide range of industries, as well as extensive corporate governance experience.

ITEM 2–ADVISORY VOTE ON THE

COMPANY’S EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides our shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer, our next three highest paid current executives and one former executive whose compensation is required to be disclosed in this management proxy circular), as disclosed in this management proxy circular in accordance with the SEC’s rules. Because the Company was a “smaller reporting company” as of January 21, 2011, the Company was not required to conduct shareholder advisory votes on executive compensation until the first annual meeting of shareholders on or after January 21, 2013. Thus, this is the Company’s first advisory vote on the Company’s executive compensation.

Summary

In accordance with Section 14A of the Securities and Exchange Act of 1934, as amended, we are asking our shareholders to provide advisory approval of the compensation of our named executive officers as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this management proxy circular, beginning on page 22.

Our executive compensation programs are designed to provide a compensation package that incentivizes and retains a highly qualified executive team and rewards both short-term and long-term sustainable performance as measured against established goals. Our executive compensation program seeks to promote this philosophy primarily through a combination of the following types of compensation: base salary, cash bonus incentive awards and long-term equity-based incentive awards in the form of service-based restricted stock units. The following is a summary of some of the key points of our executive compensation program. We urge our shareholders to review the “Compensation Discussion and Analysis” section of this management proxy circular and the tabular disclosure following such section for more information.

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Pay-for Performance.    We aim to align our executive compensation with both annual and long-term performance goals. Our Senior Management Incentive Plan (“SMIP”) provides cash bonus incentive awards based on several different performance metrics, depending on the named executive officer. Each named executive officer’s annual bonus is based partly on Company adjusted EBITDA and partly on individual non-financial objectives, and the annual bonus for named executive officers responsible for key segments is also based partly on reportable segment adjusted EBITDA. In addition, the annual bonus for certain named executive officers for the second half of 2012 was also based on certain objectives related to discontinued operations. The respective adjusted EBITDA target levels of performance are correlated with the Company’s annual sales and income growth objectives. The individual non-financial performance objectives target strategic, operational and organizational goals and objectives within the Company, which are aligned to the Company’s overall strategic and financial success. The discontinued operations objectives relate to the successful sale of Semiconductor Systems and Laser Systems within certain time frames and for predetermined purchase prices and the operating performance of these businesses. The Company’s performance did not meet or exceed the target performance for either of the EBITDA-based objectives in either the first or the second half of 2012 and the Company did not meet or exceed the target performance for the Discontinued Operations Objectives in the second half of 2012. The table on page 31 of the “Compensation Discussion and Analysis” section shows how these results translated into payouts under the SMIP.

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Long-Term Compensation.    Grants of restricted stock units that vest over three years are intended to align the interests of executives with those of our shareholders, encourage retention and focus the executives on long-term growth.

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Prudent Corporate Governance.    We are committed to maintaining a prudent corporate governance model and to continually improving our compensation practices and policies. Key practices in this regard include annual review of the Company’s compensation program by the Compensation Committee and maintenance of a Compensation Committee composed entirely of independent, non-employee directors who satisfy applicable independence requirements.

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Independent Compensation Consultation.    The Compensation Committee uses an independent global executive compensation consulting firm, Towers Watson, to advise the committee on matters related to executive compensation.

The Compensation Committee believes that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the compensation of the Company’s named executive officers reported in this management proxy circular reflects and supports these compensation policies and objectives. We encourage shareholders to review the “Compensation Discussion and Analysis” beginning on page 22 of this management proxy circular.

Recommendation

Our Board of Directors believes that the information provided above and within the “Compensation Discussion and Analysis” section of this management proxy circular demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

The following resolution will be submitted for a shareholder vote at the 2013 Annual Meeting:

RESOLVED, that the shareholders of GSI Group, Inc. approve, on an advisory basis, the compensation of GSI Group, Inc.’s named executive officers, as disclosed in the “Compensation Discussion and Analysis”, compensation tables and narrative discussion set forth in this management proxy circular.

This vote on our executive compensation is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for the named executive officers.

Required Vote

The affirmative vote of a majority of the common shares represented and cast in respect of this matter at the 2013 Annual Meeting is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. Abstentions and broker non-votes will not be counted in determining the number of votes cast, and thus will not affect the voting results of this proposal.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION.

ITEM 3–ADVISORY VOTE ON THE FREQUENCY

OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background

The Dodd-Frank Act also enables our shareholders to indicate how frequently they believe we should seek an advisory vote on our executive compensation. We are seeking an advisory, non-binding, vote from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation program. Shareholders have the opportunity to choose among four options: holding the vote every one, two or three years, or abstain from voting. Because the Company was a “smaller reporting company” as of January 21, 2011, the Company was not required to conduct shareholder advisory votes on the frequency of advisory votes on executive compensation until the first annual meeting of shareholders on or after January 21, 2013. Thus, this is the first shareholder advisory vote on the frequency of the Company’s future advisory votes on executive compensation.

Recommendation

The Board currently plans to seek an advisory vote on executive compensation every year, with the next opportunity occurring in connection with the Company’s annual meeting in 2014. We will periodically reassess our view on the frequency of the advisory vote on compensation and may provide for such a vote on a less frequent basis if we believe that such a change would be appropriate based on any change in circumstances.

Because shareholders have the opportunity to choose among four voting options, they will not be voting to approve or disapprove the recommendation of the Board.

Due to the non-binding nature of this vote, the Board may decide that it is in the best interests of the Company to hold a non-binding, advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by our shareholders.

Required Vote

This advisory vote requires the affirmative vote of a majority of the common shares represented and cast in respect of this matter at the 2013 Annual Meeting. If no frequency receives the approval of such a majority, then the frequency that receives the plurality of the votes cast will be considered the frequency recommended by the shareholders. Abstentions and broker non-votes will not be considered as votes cast, and thus will not affect the voting results of this proposal.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR “ONE YEAR” AS THE RECOMMENDED FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION.

ITEM 4–APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the 2013 Annual Meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm to serve until the 2014 annual meeting of shareholders, or until such firm’s earlier resignation or removal. Ernst & Young LLP (“Ernst & Young”) served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012.

The Audit Committee of the Board completed a competitive process to recommend the engagement of the Company’s independent registered public accounting firm for the year ending December 31, 2013. As a result of this process, and in order that PricewaterhouseCoopers could assume office immediately and to comply with the requirements of the Business Corporations Act (New Brunswick), on April 12, 2013, the Board, upon the recommendation of the Audit Committee, requested that Ernst & Young resign as the Company’s independent registered public accounting firm. Effective as of April 18, 2013, the Board approved the engagement of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Ernst & Young’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2012 and December 31, 2011 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of Ernst & Young on the effectiveness of internal control over financial reporting as of December 31, 2012 and 2011 did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2012 and December 31, 2011, and the subsequent interim period through April 12, 2013, there were no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement in their reports on the financial statements for such years. During the fiscal years ended December 31, 2012 and December 31, 2011, and the subsequent interim period through April 12, 2013, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that, as reported in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the Company reported a material weakness in its internal control over financial reporting during such fiscal year, which was remediated as of December 31, 2011.

The Company provided Ernst & Young with a copy of the disclosures included in its Current Report on Form 8-K filed on April 18, 2013 (the “Current Report”). The Company requested that Ernst & Young furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made in the Current Report. A copy of Ernst & Young’s letter dated April 16, 2013 was attached as Exhibit 16.1 to the Current Report.

During the fiscal years ended December 31, 2012 and December 31, 2011, and the subsequent interim period through April 17, 2013, neither the Company nor anyone acting on its behalf has consulted with PricewaterhouseCoopers with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that PricewaterhouseCoopers concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

We expect a representative of PricewaterhouseCoopers to be present at the meeting to answer appropriate questions and to have an opportunity to make a statement if desired. A representative of Ernst & Young will not be present at the meeting.

Required Vote

The affirmative vote of a majority of the common shares represented and cast in respect of this matter at the 2013 Annual Meeting is required to approve the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm to serve until the 2014 annual meeting of shareholders. Abstentions will not be counted in determining the number of votes cast, and thus will not affect the voting results of this proposal. Because brokers have discretionary authority to vote on the appointment of PricewaterhouseCoopers, we do not expect any broker non-votes in connection with this proposal.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS APPOINTMENT.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the fees for professional audit services rendered by Ernst & Young for the audit of the Company’s consolidated annual financial statements for the years ended December 31, 2012 and 2011, and fees for other services rendered by Ernst & Young during those periods.

	2012	2011
Audit Fees (1)	$1,594,000	$1,805,600
Audit-Related Fees	–	–
Tax Fees (2)	120,000	–
All Other Fees (3)	1,995	1,995

Total	$1,715,995	$1,807,595

(1)	Consists of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the Company’s interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

(2)	Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(3)	Represents fees billed for Ernst & Young’s online research tool.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance, or the engagement is entered into pursuant to the pre-approval procedure described below.

Pursuant to the Audit Committee Charter, the Audit Committee may delegate pre-approval authority to an individual member of the Audit Committee, provided that the decisions of any individual Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. The prior approval of the Audit Committee or the pre-approval of the designated member of the Audit Committee was obtained for all services provided by Ernst & Young in fiscal 2012.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

In addition to fulfilling its responsibilities as set forth in its charter and further described below in “Corporate Governance–Board Committees and Meetings–The Audit Committee,” the Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2012. Discussions about the Company’s audited financial statements included its independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in its financial statements, as well as other matters, as required by the statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board (“AS 16”) and by our Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2012 with the Company’s management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by AS 16.

3.	The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm their independence from the Company.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Mr. Ira J. Lamel (Chairperson)

Mr. Dominic A. Romeo

Mr. Thomas N. Secor

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

Set forth below is information regarding the Company’s current executive officers who are not also directors. Information concerning John A. Roush, our Chief Executive Officer, may be found above in the section entitled “Item 1–Election of Directors” on page 7 of this management proxy circular.

Robert Buckley	Chief Financial Officer

Age:    39

Executive Officer Since: March 2011

Mr. Buckley was appointed the Company’s Chief Financial Officer on March 31, 2011. Prior to joining the Company in February 2011, Mr. Buckley served for ten years in various financial positions of increasing responsibility at PerkinElmer, Inc., a provider of technology and services to the diagnostics, research, environmental, safety and security, industrial and laboratory services markets. From September 2008 to February 2011, Mr. Buckley served as Vice President and Chief Financial Officer of PerkinElmer’s Environmental Health business. From September 2005 to September 2008, Mr. Buckley was Chief Financial Officer of PerkinElmer’s Asian operations. From April 2001 to August 2005, Mr. Buckley served in various financial roles at PerkinElmer. Prior to joining PerkinElmer, Mr. Buckley held management positions with Honeywell International, Inc. (formerly AlliedSignal, Inc.) and Georgeson & Company, Inc.

Jamie B. Bader	Vice President, Group President of Precision Motion and Technologies

Age:    53

Executive Officer Since: July 2011

Mr. Bader was appointed the Company’s Vice President, Group President of Precision Motion and Technologies business group on July 25, 2011. Prior to joining the Company in July 2011, Mr. Bader served for almost twenty-five (25) years in business leadership and management consulting roles, mostly to mid-size technology-based businesses. He joined the Company from IBM Corporation, where he was a Partner and the Practice Leader for the General Business Strategy and Transformation consulting practice from March 2009 to June 2011, Partner of the Strategy and Change Internal Practice from January 2008 to March 2009 and Associate Partner of the Strategy and Change Internal Practice from October 2004 to December 2007. Previously he was President and CEO of Quarry Technologies, Group President of the Frequency Control Group at Oak Industries, and Vice President and General Manager of the Worldwide Mobile Data Division at Motorola. Mr. Bader began his business career at Bain & Company.

Matthijs Glastra	Vice President, Group President of Laser Products

Age:    44

Executive Officer Since: October 2012

Mr. Glastra was appointed the Company’s Vice President and Group President of Laser Products on October 15, 2012. Mr. Glastra joined the Company in 2012 after an 18-year career with Philips, where he most recently served as Chief Executive Officer of Philips Entertainment Lighting from June 2012 to October 2012. He previously served as Executive Vice President of Worldwide Operations and Chief Operating Officer of Philips Lumileds from July 2007 to June 2012, and general manager of various Philips business units including Philips LCD Backlighting and Philips Semiconductors from March 2001 to July 2007. He also served as Director of Corporate Strategy in the Philips corporate headquarters from January 1999 to March 2001. Mr. Glastra holds a Master of Science Degree in Applied Physics from Delft University of Technology, as well as an Advanced Engineering Degree in Applied Physics and Electronics from ESPCI in Paris, France, and an MBA from INSEAD.

Deborah A. Mulryan	Vice President, Human Resources

Age:    59

Executive Officer Since: September 2011

Ms. Mulryan was appointed the Company’s Vice President, Human Resources on September 6, 2011. Prior to joining the Company in September 2011, Ms. Mulryan served for almost thirty (30) years in various Human Resources and strategic planning leadership roles. Ms. Mulryan joined the Company from Sycamore Networks, Inc. where she served as the Vice President of Human Resources from February 2008 to September 2011. Previously, she was the Senior Vice President of Human Resources for Cantata Technology, Inc. from October 2006 to January 2008, the Senior Vice President of Human Resources for MatrixOne, Inc. from May 2004 to October 2006, Strategic Business Partner for the Analog Semiconductor Components Division of Analog Devices, Inc. from September 1997 to April 2004, and the Vice President of Client Services and the Vice President of Operations for Fidelity Investments from February 1992 to September 1997.

Additional Information Regarding Certain of the Company’s Directors

As previously disclosed, certain of the Company’s current directors, Mr. Bershad, Mr. Fortino, and Mr. Lamel, were each selected to serve as a director pursuant to the Final Fourth Modified Joint Chapter 11 Plan of Reorganization, as amended, upon our emergence from bankruptcy. Mr. Bershad was selected by the equity committee; Mr. Lamel was selected by certain required holders of the Company’s prepetition notes (the “Required Noteholders”); and Mr. Fortino was selected by the Required Noteholders and the equity committee. Please see our Current Report on Form 8-K filed on July 23, 2010 for more information.

CORPORATE GOVERNANCE

The Board of Directors

The Board is elected annually and each of our directors stands for election every year. Presently, the Board is comprised of seven directors, and all except Mr. Roush have been determined by the Board to be independent under the rules of The NASDAQ Stock Market LLC, or NASDAQ. In making this determination, the Board has affirmed that each of the independent directors meets the objective requirements for independence set forth by NASDAQ. The independent directors are Stephen W. Bershad, Harry L. Bosco, Dennis J. Fortino, Ira J. Lamel, Dominic A. Romeo and Thomas N. Secor. Mr. Roush is not independent because he is the Company’s Chief Executive Officer.

In evaluating and determining the independence of the directors, the Board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and entities with which some of the directors are or have been affiliated and that the Company may have other relationships with its directors. The Board considered that Mr. Bershad is a significant shareholder of the Company. The Board determined that this relationship did not impair Mr. Bershad’s independence. The Board also considered that Mr. Bosco serves as a director of a company with which the Company engages in ordinary course business transactions. The Board considered the dollar amounts of these transactions and other factors and determined that they were not required to be disclosed as a related party transaction under the Securities and Exchange Commission (“SEC”) rules and did not otherwise impair Mr. Bosco’s independence under NASDAQ rules.

Please see the biography of each director under the section entitled “Item 1–Election of Directors” above for the public company boards on which each director serves.

Board Leadership Structure and Role in Risk Oversight

The Board is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and through delegation of specific responsibilities to its committees, the Chairman of the Board and officers of the Company. The Board has established three standing committees to assist with its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee has a charter defining its responsibilities. The Board of Directors does not have an executive committee.

The Company’s By-Laws require the Chairman of the Board to be a director and provide the Board with the ability to appoint the Chief Executive Officer of the Company as the Chairman of the Board. This approach gives the Board the necessary flexibility to determine whether these positions should be held by the same person or by separate persons based on the leadership needs of the Company at any particular time. We recognize that different board leadership structures may be appropriate for companies in different situations.

Based on the Company’s present circumstances, the Board believes that the Company and its shareholders are best served by having Mr. Bershad serve as its Chairman of the Board and Mr. Roush serve as its Chief Executive Officer. Our current leadership structure permits Mr. Roush to focus his attention on managing our Company and permits Mr. Bershad to manage the Board. Accordingly, we believe our current leadership structure is the optimal structure for us at this time.

The Board recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our shareholders. While our senior executives, including the Chief Executive Officer and Chief Financial Officer, have responsibility for the day-to-day assessment and management of business risks, the Board maintains responsibility for creating an appropriate culture of risk management and setting a proper “tone at the top.” In this role, the Board, directly and through its committees, takes an active role in overseeing our aggregate risk potential and in assisting our executives with addressing specific risks, including competitive, legal, regulatory, operational and financial risks. The Board does not believe that its role in the oversight of the Company’s risks affects the Board’s leadership structure.

Compensation Risk

The Company has reviewed its compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.

Board Committees and Meetings

The Board maintains three standing committees whose functions are described below. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent directors. The following table sets forth the membership of the Board’s standing committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Stephen W. Bershad		CHAIR	X
Harry L. Bosco			X
Dennis J. Fortino		X	CHAIR
Ira J. Lamel	CHAIR	X
Dominic A. Romeo	X
John A. Roush
Thomas N. Secor	X		X

Each standing committee maintains a written charter detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. The committee charters are available in their entirety on our website at http://www.gsig.com in the Investors Relations section, under the Corporate Governance tab.

Meetings

The Board and standing committees met as follows during the year ended December 31, 2012:

Name	Number of Meetings
Board of Directors	6
Audit Committee	6
Compensation Committee	4
Nominating and Corporate Governance Committee	1

The independent directors also meet routinely in executive session in connection with regular meetings of the Board. Mr. Bershad presides over all executive sessions at which he is present.

Currently, we do not maintain a formal policy regarding director attendance at the annual meeting; however, it is expected that absent compelling circumstances directors will attend. In 2012, five of six directors then in office attended the annual meeting of shareholders. In addition, two of the three director nominees attended the meeting.

During 2012, each director attended all Board meetings and all meetings of committees on which the director served, during the period in which he served as a director, except that one director attended 83% of such meetings and one director attended 89% of such meetings.

The Audit Committee

The Audit Committee consists of Mr. Lamel, Mr. Romeo and Mr. Secor, with Mr. Lamel serving as Chairman. All members of the Audit Committee meet the membership requirements of NASDAQ, including the requirements regarding financial literacy and financial sophistication, and the Board has determined that each member of the Audit Committee is independent under the listing standards of NASDAQ and the rules of the SEC regarding audit committee membership. The Board has further determined that Mr. Lamel is an “audit committee financial expert” as defined by the SEC.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm, and is responsible for reviewing and discussing with management and the independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K and our interim financial statements. The Audit Committee also reviews the independence and quality control procedures of the independent registered public accounting firm, reviews management’s assessment of the effectiveness of internal controls, and discusses with management the Company’s policies with respect to risk assessment and risk management.

The Compensation Committee

The Compensation Committee consists of Mr. Bershad, Mr. Fortino and Mr. Lamel, with Mr. Bershad serving as Chairman. All members of the Compensation Committee meet the membership requirements of NASDAQ.

The Compensation Committee is responsible for assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans and determining executive compensation.

For a discussion of the Compensation Committee’s processes and procedures for considering and determining compensation for our officers, please see the “Compensation Discussion and Analysis” section below.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “NCG Committee”) consists of Mr. Fortino, Mr. Bershad, Mr. Bosco and Mr. Secor, with Mr. Fortino serving as Chairman. All members of the NCG Committee meet the membership requirements of NASDAQ.

The NCG Committee is responsible for: (a) identifying individuals qualified to become Board members and recommending such individuals to the Board as director nominees; (b) developing and recommending to the Board a set of corporate governance principles applicable to the Company; (c) reviewing the qualifications of directors eligible to become members of the different committees of the Board and recommending to the Board director nominees for each committee; (d) overseeing periodic performance reviews of the Board; and (e) evaluating and making recommendations to our Board regarding director compensation.

Selection and Evaluation of Director Candidates

In searching for qualified director candidates for election to the Board and to fill vacancies on the Board, the NCG Committee solicits current directors for the names of potentially qualified candidates and may ask directors to pursue their own business contacts for the names of potentially qualified candidates. The NCG Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, and in the event there is or is expected to be a vacancy on the Board, will consider suggestions from shareholders for nominees for election as directors and evaluate such suggested nominees on the same terms as candidates identified by directors, officers, outside advisors or search firms selected by the NCG Committee.

The criteria that the NCG Committee has established regarding the minimum qualifications for nominees are available on the Company’s website at http://www.gsig.com, in the “Investor Relations” section, under the Corporate Governance tab, with the title of “New Director Selection Process.” The criteria center on finding candidates who have the highest level of integrity, are financially literate, have motivation and sufficient time to devote themselves to Company matters and who have skills that complement the skills and knowledge of the current directors. The Board and NCG Committee have not established a formal policy on the consideration of diversity in director candidates.

Once potential candidates are identified, the NCG Committee reviews the backgrounds of those candidates, conducts interviews of candidates and establishes a list of final candidates. To the extent practicable, final candidates are then interviewed by each member of the NCG Committee, the Chairman of the Board and the Chief Executive Officer. Reasonable efforts are made to have all remaining directors interview final candidates.

The NCG Committee and the Board have not established a formal policy with regard to the consideration of director candidates recommended by shareholders. This is due to the following factors: (i) the limited number of such recommendations, (ii) the need to evaluate such recommendations on a case-by-case basis, and (iii) the expectation that recommendations from shareholders would be considered in the same manner as recommendations by directors, officers, outside advisors or search firms in the event there is or is expected to be a vacancy on the Board.

Any shareholder who intends to recommend a candidate to the NCG Committee for nomination as a director should deliver written notice to the Company with the following information: (a) the suggested candidate’s biographical data (including business experience, service on other boards, and academic credentials), (b) all transactions and relationships, if any, between the recommending shareholder or such candidate, on the one hand, and the Company or its management, on the other hand, as well as any relationships or arrangements, if any, between the recommending shareholder and the candidate and any other transactions or relationships of which the Board should be aware in order to evaluate such candidate’s potential independence as a director, (c) details of whether the candidate or the recommending shareholder is involved in any on-going litigation adverse to the Company or is associated with an entity which is engaged in such litigation and (d) whether the candidate or any company for which the candidate serves or has served as an officer or director is, or has been, the subject of any bankruptcy, SEC or criminal proceedings or investigations, any civil proceedings or investigations related to fraud, accounting or financial misconduct, or any other material civil proceedings or investigations. The notice must also contain a written consent confirming the candidate’s (a) consent to be nominated and named in the Company’s management proxy circular and, if elected, to serve as a director of the Company and (b) agreement to be interviewed by the NCG Committee and submit additional information if requested to do so. Any such notice should be delivered to the Company sufficiently in advance of the Company’s annual meeting to permit the NCG Committee, in the event there is or is expected to be a vacancy on the Board, to complete its review in a timely fashion.

Under the Company’s Articles, a shareholder may propose a director candidate for inclusion in the Company’s notice of meeting if the proposal is signed by one or more holders of shares representing in the aggregate not less than 5% of the common shares of the Company entitled to vote at the shareholders’ meeting at which the nomination is to be presented. Any shareholder, as described in the preceding sentence, wishing to propose a director candidate for inclusion in the Company’s notice of meeting must provide notice to the Company by February 14, 2014 and include the information about such nominee as discussed above with respect to director candidates recommended by shareholders.

Communications with the Board

The Board has not established a formal process for shareholders to send communications to the Board and/or individual directors due to the limited number of such communications historically. However, the names of all directors are available to shareholders in this management proxy circular and on the Company website. If the Company receives any shareholder communication intended for the full Board or any individual director, the Company will forward all such communications to the full Board or such individual director, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate. Any shareholder communications should be sent to: GSI Group Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730, Attention: Investor Relations.

Code of Ethics and Business Conduct

All of the Company’s directors, officers and employees must act in accordance with the Code of Ethics and Business Conduct, which has been adopted by the Company’s Board of Directors. A copy of the Code of Ethics and Business Conduct is available on the Company’s website at http://www.gsig.com in the “About GSI Group” section. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding disclosure of an amendment to, or waiver from, a provision of this Code of Ethics and Business Conduct with respect to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on the Company’s website discussed above, unless a Form 8-K is otherwise required by law or applicable listing rules.

Orientation and Continuing Education

The Company’s Corporate Governance Guidelines provide that directors are expected to participate in an orientation program within six months of the annual meeting at which new directors are elected or the date on which new directors are appointed. Mr. Bosco and Mr. Secor participated in the new director orientation program provided by the Company after their election at the 2012 Annual Meeting. In addition, the Company may periodically make available to its directors continuing educational opportunities designed to assist them in performing their Board and committee functions.

Assessments

The NCG Committee is responsible for annually overseeing a review of the performance of the Board, and each of the NCG Committee, Audit Committee and Compensation Committee is responsible for annually reviewing such committee’s own performance. In January 2013, the NCG Committee adopted a comprehensive self-evaluation questionnaire for the Board and each of the Board’s standing committees. Each director completed a questionnaire evaluating the performance of the Board as a whole and each committee on which such director served, and a summary of the results of these self-evaluations was discussed by the Board at its March 8, 2013 meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

The following details the Company’s philosophy and policies regarding executive compensation, the process that is used to set executive compensation within the Company, the elements of the executive compensation program, and the role of the Compensation Committee of the Board of Directors of GSI Group Inc. and the executive staff in setting executive compensation. In this section, the terms, “we”, “our”, and “us” refer to the Company, and the “Board” and “Board of Directors” refer to the Board of Directors of GSI Group Inc., unless otherwise specified.

The following executives are our named executive officers for fiscal 2012:

—	John A. Roush, our Chief Executive Officer;

—	Robert J. Buckley, our Chief Financial Officer;

—	Jamie B. Bader, our Vice President, Group President of Precision Motion and Technologies;

—	Matthijs Glastra, our Vice President, Group President of Laser Products hired on October 15, 2012;

—	Deborah A. Mulryan, our Vice President, Human Resources; and

—	David Clarke, our Vice President, Group President of Laser Products who resigned effective on September 28, 2012.

Executive Summary

Compensation Philosophy

The Compensation Committee evaluates and sets executive compensation consistent with the Company’s philosophy to provide a compensation package that incentivizes and retains a highly qualified executive team and rewards both short-term and long-term sustainable performance as measured against established goals. Our executive compensation structure seeks to promote this philosophy through a combination of the following types of awards: base salary, cash bonus incentive awards and long-term equity-based incentive awards in the form of service-based restricted stock units. The key elements of our stated philosophy are as follows:

—

Pay-for-Performance.    The Compensation Committee reviews the overall design of our executive compensation program on an annual basis to ensure that our executive compensation is aligned with both annual and long-term performance goals.

—

Compensation mix with a larger percentage of “at-risk” compensation.    Through the adoption of a compensation structure offering cash based incentives and equity-based incentives, the Compensation Committee has increased the percentage of “at-risk” compensation for named executive officers. The Compensation Committee may also consider further increasing the emphasis on “at-risk” elements of compensation in the future by reducing or maintaining base salaries and increasing short-term and/or long-term incentive potentials.

—	Prudent corporate governance. We are committed to maintaining a prudent corporate governance model and to continually improving our compensation practices and policies. Key practices include:

¡	Annual review of the compensation philosophy of the Company by the Compensation Committee.

¡	Maintenance of a Compensation Committee composed entirely of independent, non-employee directors who satisfy applicable independence requirements.

¡	Engagement of an independent outside compensation consultant, Towers Watson, to perform market-based analyses of competitive pay levels and practices for key positions within the company.

For a full description of our 2012 executive compensation program, please see “Executive Compensation Philosophy” and “Executive Compensation and Comparable Company Data.”

Highlights of our 2012 Executive Compensation Program

When we emerged from bankruptcy and consummated our reorganization in 2010, we began rebuilding our executive team and implementing new executive compensation practices to reinforce our compensation philosophy. The rebuilding of our executive team was completed in 2012 with the hiring of Mr. Glastra as the Vice President and Group President of Laser Products on October 15, 2012.

The compensation practices and arrangements implemented in 2011 were continued in 2012. A summary of the compensation practices are set forth below:

—

Continuation of the Senior Management Incentive Plan (“SMIP”), a pay-for- performance compensation structure for senior executives, which seeks to balance the percentage of compensation provided in the forms of base salary, cash bonus incentive awards and long-term equity-based awards. The SMIP provides a competitive market-based compensation structure with direct alignment to shareholder interests that enables the Company to attract and retain key management talent.

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Equity incentive awards were granted pursuant to the SMIP to align executive compensation with the long-term goal of enhancing shareholder value and to promote executive retention with the Company by granting awards that vest over several years.

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The cash bonus incentive awards pursuant to the SMIP are determined based on several performance metrics, based on the Board’s belief that the Company’s growth and future success are dependent upon the achievement of both financial results and key business goals that are not necessarily financial in nature. The metrics are: (1) Business Group adjusted EBITDA target, (2) Company adjusted EBITDA target, (3) individual non-financial objectives, and (4) with respect to the SMIP for the second half of 2012, certain objectives related to discontinued operations. The Company currently defines adjusted EBITDA as earnings before deducting interest expense (net of interest income), income taxes, depreciation, amortization, non-cash stock-based compensation and other non-recurring or non-operating charges. The respective adjusted EBITDA target levels of performance are correlated with the Company’s annual sales and income growth objectives. The individual, non-financial performance objectives target strategic, operational and organizational goals and objectives within the Company, which are aligned to the Company’s overall strategic and financial success. The discontinued operations objectives are tied to the adjusted EBITDA targets and successfully entering into a definitive agreement to sell the Semiconductor Systems business unit and the Laser Systems business unit, in each case within a certain time frame and for a predetermined purchase price. See the “Executive Compensation Program Elements” section below for additional information about the performance metrics applicable to the 2012 cash bonus incentive awards.

In addition to the compensation practices described above, the Company has agreed to certain compensation terms and conditions that are set forth in employment or severance agreements or letters with the named executive officers. For a full description of the Company’s executive compensation program, please also see “Executive Compensation Program Elements.” For a description of the employment and severance agreements and letters, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments upon Termination or Change of Control”.

Compensation Committee Members and Independence

The Compensation Committee is comprised of Messrs. Bershad, Fortino and Lamel. None of the current members were, at any time, officers or employees of the Company or its subsidiaries and the Board has determined that each member of the Compensation Committee is an independent director under the applicable rules of NASDAQ.

Role of the Compensation Committee

The Compensation Committee is responsible for designing, implementing and evaluating the Company’s executive compensation plans and policies. Among its responsibilities, the Compensation Committee establishes our compensation philosophy and the framework for determining the compensation of our named executive officers and reviews, evaluates and approves base salaries, cash based incentives, long-term equity-based incentives and all other forms of compensation for these individuals.

The Compensation Committee receives advice and input, as applicable, from the Board of Directors, the Chief Executive Officer of the Company (the “CEO”), members of management, outside consultants, human resources representatives and the Company’s outside legal counsel on compensation issues and regarding general compensation policies, including the appropriate level and mix of compensation for executive officers.

The Compensation Committee operates pursuant to a written charter (the “Charter”). The Charter sets forth the Compensation Committee’s purpose, composition, authority, responsibilities, and procedures. The Compensation Committee reviews the Charter and recommends any proposed changes to the Board. The Charter is available at the Investor Relations page of the Company’s website (http://gsig.investorroom.com/charters). In summary, the Compensation Committee has been established by the Board to determine the appropriate compensation of the Company’s senior management. The Compensation Committee meets as often as the chair of the Compensation Committee deems necessary or advisable to fulfill its responsibilities. The Compensation Committee reports its actions and recommendations to the full Board of Directors at each quarterly meeting of the Board of Directors. The Compensation Committee meets in executive session and, where appropriate, with members of management, including the CEO, outside consultants, human resources representatives and the Company’s outside legal counsel.

The Compensation Committee establishes all elements of compensation paid to the CEO, including the establishment of goals and objectives for the CEO, evaluation of the performance of the CEO in light of those goals and objectives and determination and approval of the compensation payable to the CEO based on such evaluation. The Compensation Committee has sole authority to determine the CEO’s compensation and the CEO may not be present during voting or deliberations concerning his compensation.

The CEO is authorized by the Compensation Committee to evaluate the performance of the other named executive officers annually, or semi-annually with respect to cash-based incentives, and reports his findings to the Compensation Committee, together with his recommendations for compensation adjustments. The Compensation Committee meets with the CEO to discuss his evaluations and recommendations and retains the ultimate responsibility and authority for all compensation decisions made with respect to each of the named executive officers. Additionally, the Compensation Committee reviews and approves the establishment of the performance objectives, including the target financial objectives for the cash based incentives, applicable to each of the named executive officers.

In its review of compensation to the named executive officers, the Compensation Committee assesses whether the Company’s financial performance for the preceding year justifies adjustments to base salaries and granting of equity-based compensation. With regard to the cash bonus incentives, which are payable based on semi-annual performance targets, the Compensation Committee reviews (and, if necessary, certifies) performance against all objectives to confirm the appropriate level of payout. In addition, from time to time, the Compensation Committee may consider discretionary bonuses for performance exceeding expectations. The Compensation Committee then recommends its compensation proposal to the full Board for its approval.

Pursuant to the Charter, the Compensation Committee may form and delegate authority to subcommittees of the Compensation Committee, to the extent consistent with the Company’s Articles of Association, Bylaws, Corporate Governance Guidelines, applicable law and NASDAQ rules, except that it may not delegate its responsibilities for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Internal Revenue Code of 1986,as amended (the “Internal Revenue Code”), by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934 pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

Executive Compensation Philosophy

The Company’s compensation policy seeks to build long-term sustainable shareholder value by tying compensation to financial performance and important Company goals, and by incentivizing and retaining a highly qualified executive team in an extremely competitive market for talent. Accordingly, the Compensation Committee believes executive compensation packages provided by the Company to its named executive officers should include both cash and equity-based compensation that reward performance as measured against established goals.

The following principles guide the Company’s executive compensation program:

—	provide competitive compensation to attract and retain executive talent with the capability to lead within a global company;

—	emphasize variable pay to align executive compensation with the achievement of results that drive the Company’s business strategy;

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use equity-based incentive plans to tie a significant portion of compensation to the Company’s long-term results, to align the executive’s financial interests with those of our shareholders and to facilitate an ownership culture among executives;

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design executive compensation programs that are affordable for the Company, including their impact on earnings and cash flow, that do not promote inappropriate or excessive risk-taking and that are flexible to respond to the changing needs of the business; and

—	provide transparency so that both executives and other stakeholders understand the executive compensation program and the objectives it seeks to achieve.

Executive Compensation and Comparable Company Data

Generally, each year, the Compensation Committee reviews each named executive officer’s total compensation and, in connection therewith, considers market data for similar positions at other public companies and other relevant sources. The Compensation Committee works directly with the Company’s human resources organization, which evaluates and presents the Compensation Committee with information gathered from public sources for officers at other public companies in order to help the Compensation Committee assess whether the total compensation paid to the named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to executive officers at other public companies.

The Compensation Committee does not believe it is appropriate to set executive compensation levels based exclusively on compensation surveys and comparable company data. Rather, the Compensation Committee uses these surveys and comparable company data as tools for internally assessing whether the Company’s executive compensation program is, in the aggregate, reasonable in scope, market-competitive, and consistent from year to year. The surveys referenced by the Compensation Committee in 2012 include the Towers Watson CDB General Industry Executive Compensation Survey for 2012, Towers Watson’s Top Management Compensation Survey for 2012, and the Mercer Executive Compensation Survey for 2012. When making its determinations, the Compensation Committee was not aware of the constituent companies used in such surveys or any other surveys described herein. Other important factors that drive compensation decisions include individual qualifications and expertise, responsibility, particular industry and market conditions of a business segment, complexity of position and specific market factors in the locations in which our named executive officers are employed. The Compensation Committee also considers the performance of the Company’s named executive officers on an individual basis before determining the compensation arrangement for each of them.

The Compensation Committee may retain the services of advisors and it has the budgetary authority to hire such advisors as it deems necessary. Towers Watson, a leading global professional services company well known for its executive compensation practice, was engaged in prior years and in 2012, at the request of the Compensation Committee, to provide independent guidance regarding current market-based compensation structures, pay practices and rates of compensation for positions identified as named executive officer positions. The Company has assessed the independence of Towers Watson and its representatives and has determined that no conflicts of interest exist.

In addition to reviewing the general publicly-available survey data described above, the Compensation Committee also develops a list of competitor companies for consideration as the Company’s peer group based on relevant factors including, industry, fiscal year and trailing twelve months revenue, market capitalization, total shareholder return and EBITDA. The peer group list is reviewed, amended and approved on an annual basis by the Compensation Committee. The external advisor, Towers Watson, is asked to develop a compensation report that identifies market-based compensation structures, pay practices and rates of compensation for targeted positions as compared to the Company’s peer group. The peer group used in the 2012 Executive Market Review report prepared by Towers Watson dated March 6, 2012 was comprised of the following companies:

Analogic Corp.

Coherent Inc.

Newport Corp.

Rofin-Sinar Technologies Inc.

II-VI Inc.

Cymer Inc.

IPG Photonics Corporation

Electro Scientific Industries Inc.

Zygo Corp.

The source data for the analysis is a blend of peer group proxy data and standard Executive Compensation Survey report data. The Towers Watson reports are provided to the Compensation Committee to be used as a reference point when considering compensation packages for new hire named executive officers and are also generally requested on an annual basis for the Chief Executive Officer and Chief Financial Officer positions. The consultant fees for these services have not been significant.

In summary, in order to determine the competitiveness of the Company’s overall compensation for executive officers, the Company reviews data provided by its external advisor, including compensation for comparable positions within its industry, the historical compensation levels of the executive officers and the individual performance of the executive officers evaluated against their individual objectives established for the preceding year, as applicable. These factors were considered in the compensation decisions made in 2012, including the compensation packages developed for the named executive officer hired in 2012 and the compensation adjustments made for other named executive officers.

Shareholder Say-On-Pay Vote

The Company was a “smaller reporting company” as of January 21, 2011 and therefore is not required to conduct shareholder advisory votes on (i) executive compensation or (ii) the frequency of advisory votes on executive compensation until the first annual or other meeting of shareholders on or after January 21, 2013. Thus, the votes described in this proxy statement are the first such votes being conducted by the Company.

Executive Compensation Program Elements

Executive compensation at the Company includes base salary, short-term cash bonus incentives, long-term equity-based incentives, employee benefits and, in certain situations, severance and other compensation. These elements were selected because the Compensation Committee believes they are necessary to help us attract and retain executive talent which is fundamental to our success. The elements of compensation may vary among executives based on the Compensation Committee’s determination as to what is appropriate under the policies set forth above. Below is a summary of the current executive compensation programs as they relate to our named executive officers.

The following graphs depict the average target pay mix of base salary, short-term cash bonus incentives and long-term equity-based incentives, for our Chief Executive Officer and Chief Financial Officer and for our other named executive officers (other than Mr. Clarke).

(1)	Based on: annual base salary, annual target bonus and annual equity grant per their 2012 compensation agreements.

(2)	Based on: annual base salary, annual target bonus and annual equity grant per their 2012 compensation packages for Mr. Bader and Ms. Mulryan. Mr. Glastra’s annual 2012 base salary, annual target bonus and 2012 annual equity grant is per his respective employment letter. Excludes one-time sign-on equity grant to Mr. Glastra for purposes of demonstrating target average annual pay mix.

Base Salary

Base salary is intended to be a fixed level of competitive income and is compensation for services rendered in the job that the named executive officer was hired to perform. In setting base salary, the Compensation Committee considers qualifications and experience, prior employment (including historical compensation), industry knowledge, scope and complexity of responsibilities (including potential growth in responsibilities), individual performance, quality of leadership, internal pay equity, survey data, and tax deductibility. No specific weighting is applied to the factors. Salaries are set once per year as part of the compensation review process. Annual increases to salaries, when approved and implemented, are based on individual performance, peer group data and cost of living adjustments. The annual base salaries for 2012 for each of our named executive officers are listed below:

	Annual Base Salary
Mr. Roush	$525,000
Mr. Buckley	$340,000
Mr. Bader	$309,000
Mr. Glastra	$380,000	(1)
Mr. Clarke	$260,000	(2)
Ms. Mulryan	$250,000

(1)	Employment commenced on October 15, 2012.

(2)	Employment terminated on September 28, 2012.

Cash Bonus Incentives

In 2011, the Compensation Committee implemented the SMIP for key management team members, including our named executive officers. The SMIP includes cash bonus incentives that are intended to motivate and reward the Company’s key management team members for driving short-term performance within their respective organizations and across the Company, with the ultimate goal of creating shareholder value. The cash bonus incentives pursuant to the SMIP are earned semi-annually. The cash bonus incentives earned during the first half of 2012 were based upon the following performance metrics: (1) for some named executive officers, group adjusted EBITDA target (the “Group Financial Objective”), (2) Company adjusted EBITDA target (the “Company Financial Objective” and, together with the Group Financial Objective, the “Financial Objectives”), and (3) individual non-financial objectives (the “Non-Financial Objectives”). The cash bonus incentives earned during the second half of 2012 were based upon the following performance metrics: (1) for some named executive officers, the Group Financial Objective, (2) the Company Financial Objective, (3) the Non-Financial Objectives and (4) for some named executive officers, Company achievement of objectives related to discontinued operations (the “Discontinued Operations Objectives”). The Discontinued Operations Objectives were intended to incentivize the applicable named executive officers in their efforts to successfully enter into a definitive agreement to sell the Semiconductor Systems business unit and Laser Systems business unit and were also based on the operating performance of these business units.

For purposes of payment of Cash Bonus Incentives, adjusted EBITDA is defined as earnings before deducting interest expense (net of interest income), income taxes, depreciation, amortization, non-cash stock-based compensation and other non-recurring or non-operating charges. The target level of the Financial Objectives (provided below) is correlated with the Company’s annual growth objectives. Although the target financial metrics of the SMIP are intended to be achievable, a maximum bonus would require very high levels of performance. Actual performance against the Financial Objectives must be within an established range of the target to result in any payout for the respective Financial Objectives, as described in more detail below. The Non-Financial Objectives were also designed to be challenging and spanned across strategic, operational and organizational areas.

Each of our current named executive officers has an established bonus incentive target, which is based on a percentage of his or her current annual base salary. Pursuant to the SMIP, the target bonus would be payable upon 100% achievement of each of the applicable Financial Objectives, 100% achievement of the Non-Financial Objectives and 100% achievement of the Discontinued Operations Objectives. The table below describes the cash bonus incentive for each named executive officer under the SMIP, including the annual target as a percentage of base salary and the annual target in dollars. Refer to the Grants of Plan-Based Awards table for the maximum potential payouts of cash bonus incentives to each of the named executive officers pursuant to the SMIP.

	Cash Bonus Incentive Annual Target (% of base)		Cash Bonus Incentive Annual Target ($)
Mr. Roush	100%		525,000
Mr. Buckley	70%		238,000
Mr. Bader	30%		92,700
Mr. Glastra	50	% (1)	190,000	(1)
Mr. Clarke	50	% (2)	130,000	(2)
Ms. Mulryan	35%		87,500

(1)	Mr. Glastra was hired in the latter half of 2012 and was eligible for a prorated three-month bonus for the second half of the SMIP; as such, for 2012 his respective target was 12.5% of base salary ($47,500), or one-quarter of the annual 50% target.

(2)	Mr. Clarke terminated on September 28, 2012 and per the terms of his Separation Agreement will be paid, as severance, 100% of the portions of his target bonus that were based on the Company Financial Objective and the Group Financial Objective for the second half of 2012 and 100% of the portion based on his Non-Financial Objectives for 2012 (as well as 100% of his 2013 first half target bonus).

The general parameters of the cash bonus incentives pursuant to the SMIP, as it relates to the named executive officers, are as follows:

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In setting cash bonus incentive targets, the Compensation Committee considers the Company’s strategic plan, scope of individual responsibilities, internal total cash compensation equity, external competitive market data, and other relevant factors.

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Cash bonus payments are calculated as a percentage of the participant’s base salary and are payable based on achievement of the Group Financial Objective (if applicable), the Company Financial Objective, the Non-Financial Objectives and the Discontinued Operations Objectives (if applicable), unless otherwise determined by the CEO and Board of Directors.

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For Messrs. Roush, Buckley, Bader and Clarke and Ms. Mulryan, cash bonus incentives are earned in six-month cycles, subject to availability of consolidated financial statements for the respective six-month cycle. Payouts for all named executive officers are calculated for each cycle as the achievement against the respective Financial Objectives multiplied by the target bonus percentages and the base salary for the applicable period for each participant. Performance against the Non-Financial Objectives is assessed annually and such amounts earned are payable annually with the second half Financial Objectives. The target date for the first-half payout is August 15 of the then-current year and the target date for the second-half payout is March 15 of the following year. For Mr. Glastra, 2012 cash bonus incentives were earned in a three-month cycle for the second half of 2012.

The following charts show the weightings of each of the performance metrics under the SMIP for each named executive officer:

Performance Metrics – First Half of 2012	Group plan participants (1)	Corporate plan participants (2)
Group Financial Objective	10% of target bonus	–
Company Financial Objective	30% of target bonus	40% of target bonus

(1)	Mr. Bader (Precision Motion and Technology) and Mr. Clarke (Laser Products).

(2)	Messrs. Roush and Buckley and Ms. Mulryan.

Performance Metrics – Second Half of 2012	Group plan participants (1)	Corporate plan participants (2)	Corporate participant (3)
Group Financial Objective	10% of target bonus	–	–
Company Financial Objective	30% of target bonus	30% of target bonus	40% of target bonus
Discontinued Operations Financial Objective	–	10% of target bonus	–

(1)	Messrs. Bader (Precision Motion and Technology) and Glastra (Laser Products) (and Mr. Clarke (Laser Products) prior to his resignation).

(2)	Messrs. Roush and Buckley.

(3)	Ms. Mulryan.

Performance Metrics – Full Year 2012	Group plan participants (1)	Corporate participants (2)
Non-Financial Objectives	20% of target bonus	20% of target bonus

(1)	Messrs. Bader (Precision Motion and Technology) and Glastra (Laser Products) and Clarke (Laser Products) prior to his resignation.

(2)	Messrs. Roush and Buckley and Ms. Mulryan.

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Amounts earned based on the Financial Objectives will vary depending upon the level of achievement of the assigned Financial Objectives, and are calculated on payout curves. The threshold, target and maximum payouts pursuant to the respective Financial Objectives are presented below:

	Performance against Financial Objectives	Payout for respective Financial Objectives
Threshold–First Half 2012	Less than 75% of performance target	0% of target payout
Threshold – Second Half 2012	50% or less of performance target	0% of target payout
Target	100% of performance target	100% of target payout

Maximum	150%+ of performance target	200% of target payout

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The targets that would have resulted in a 100% payout of the respective Financial Objectives, as applicable, to each of the named executive officers in 2012, are as follows: first half financial targets: Company Financial Objective adjusted EBITDA of $29.2 million, Laser Products Group Financial Objective adjusted EBITDA of $9.4 and Precision Motion and Technologies Group Financial Objective adjusted EBITDA of $25.8 million; second half financial targets: Company Financial Objective adjusted EBITDA of $34.0 million, Laser Products Group Financial Objective adjusted EBITDA of $11.1 million and Precision Motion and Technologies Group Financial Objective adjusted EBITDA of $32.6 million.

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Amounts earned based on the Non-Financial Objectives will also vary depending upon the level of achievement thereof. The Non-Financial Objectives for the CEO and the other named executive officers in 2012 spanned strategic, operational and organizational areas. The goals of the CEO specifically included: stabilizing the Company, building the organization, delivering financial results and implementing a growth strategy for the business. Each of the other named executive officers was assigned objectives with similar areas of focus. Actual performance against these goals is ultimately determined by the Compensation Committee and in no instance will exceed 100% of the target.

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The targets that would have resulted in a 100% payout of the Discontinued Operations Objectives during the second half of the year are based on the following: (1) Semiconductor Systems adjusted EBITDA of $5.0 million, (2) Laser Systems adjusted EBITDA of $1.7 million, (3) successfully entering into a definitive agreement to sell the Semiconductor Systems business unit for a pre-determined purchase price and (4) successfully entering into a definitive agreement to sell the Laser Systems business unit for a pre-determined purchase price.

The table below presents the actual cash bonus incentives earned in 2012 under the SMIP, by performance objective, as applicable, for each of the named executive officers:

	Financial Objectives First half		Financial Objectives Second half
	Group ($)	Corporate ($)	Group ($)	Corporate ($)	Discontinued Operations Objectives ($)	Non-Financial Objectives ($)	Total year ($)
Mr. Roush (1)		136,700		20,326	–	99,960	256,986
Mr. Buckley (2)		61,970		9,195	–	45,220	116,385
Mr. Bader (3)	7,889	17,576	4,811	3,584		15,759	49,619
Mr. Clarke (4)	–	25,387	13,000	39,000		26,000	103,387
Mr. Glastra (5)			–	3,671		9,500	13,171
Ms. Mulryan (6)		21,416		4,508		17,500	43,424

(1)	Mr. Roush’s cash bonus incentive earned was determined based on achievement of 83% of the Company Financial Objective in the first half, resulting in a payout of 65% of the target amount with respect to such objective based on the payout curve; achievement of 56% of the Company Financial Objective in the second half, resulting in a payout of 13% of the target amount with respect to such objective based on the payout curve; 0% of the Discontinued Operations Objectives in the second half; and 95% of the Non-Financial Objectives. The resulting amounts determined based on each objective were weighted as described above to determine the total payout.

(2)	Mr. Buckley’s cash bonus incentive earned was determined based on achievement of 83% of the Company Financial Objective in the first half, resulting in a payout of 65% of the target amount with respect to such objective based on the payout curve; achievement of 56% of the Company Financial Objective in the second half, resulting in a payout of 13% of the target amount with respect to such objective based on the payout curve; 0% of the Discontinued Operations Objectives in the second half; and 95% of the Non-Financial Objectives. The resulting amounts determined based on each objective were weighted as described above to determine the total payout.

(3)	Mr. Bader’s cash bonus incentive earned was determined based on achievement of 95% of the Precision Motion and Technologies Group Financial Objective in the first half, resulting in a payout of 88% of the target amount with respect to such objective based on the payout curve; achievement of 83% of the Company Financial Objective in the first half, resulting in a payout of 65% of the target amount with respect to such objective based on the payout curve; achievement of 66% of Precision Motion and Technologies Group Objective in the second half, resulting in a payout of 52% of the target amount with respect to such objective based on the payout curve; achievement of 56% of the Company Financial Objective in the second half, resulting in a payout of 13% of the target amount with respect to such objective based on the payout curve; and achievement of 85% of the Non-Financial Objectives. The resulting amounts determined based on each objective were weighted as described above to determine the total payout.

(4)	Mr. Clarke’s cash bonus incentive earned was determined based on achievement of 0% of the Laser Products Group Financial Objective in the first half, resulting in a payout of 0% of the target amount with respect to such objective based on the payout curve; and achievement of 83% of the Company Financial Objective in the first half, resulting in a payout of 65% of the target amount with respect to such objective based on the payout curve. The resulting amounts determined based on each objective were weighted as described above to determine Mr. Clarke’s total payout for the first half. Pursuant to his Separation Agreement, Mr. Clarke will be paid 100% of the portions of his target bonus that were based on the Company Financial Objective and the Group Financial Objective for the second half and 100% of the portion based on his Non-Financial Objectives for the year.

(5)	Mr. Glastra did not participate in the incentive plan for the first half of 2012. His bonus earned for the second half was determined based on achievement of 0% of the Laser Products Group Financial Objective, resulting in a payout of 0% of the target amount with respect to such objective based on the payout curve; achievement of 56% of the Company Financial Objective, resulting in a payout of 13% of the target amount with respect to such objective based on the payout curve; and achievement of 100% of the Non-Financial Objectives. The resulting amounts determined based on each objective were weighted as described above to determine the total payout.

(6)	Ms. Mulryan’s cash bonus incentive earned was determined based on achievement of 83% of the Company Financial Objective in the first half, resulting in a payout of 65% of the target amount with respect to such objective based on the payout curve; achievement of 56% of the Company Financial Objective in the second half, resulting in a payout of 13% of the target amount with respect to such objective based on the payout curve; and 100% of the Non-Financial Objectives. The resulting amounts determined based on each objective were weighted as described above to determine the total payout.

Equity-Based Compensation

The Company uses equity-based compensation to align executive compensation with long-term goals that enhance shareholder value and to promote executive retention with the Company by extending vesting periods over several years. Accordingly, the Company intends to make equity-based compensation a significant portion of compensation for the named executive officers, as demonstrated by the significant grants made to named executive officers in 2012.

Our annual grants of equity-based compensation are currently in the form of service-based restricted stock units that generally vest in one-third increments over three years based on continued service. The named executive officers’ employment agreements or letters mandate the minimum values of their annual equity grants.

It is the Company’s practice to make an initial equity-based grant in the form of restricted stock units to all executives at the time they commence employment in an amount that is consistent with those granted to executive officers within the Company and in the industry at similar levels of seniority using information obtained from sources such as the comparable company data provided by Towers Watson and the Mercer Executive Compensation Survey. The initial equity-based grants awarded to new hires, such as that awarded to Mr. Glastra, may also be in part intended to compensate them for equity awards which they forfeited as a result of their terminations of employment with their prior employer. We believe that these “make-whole” awards helped us attract recently hired named executive officers to the Company.

The restricted stock unit awards granted to each of the named executive officers vest in certain change of control situations. Additionally, certain restricted stock unit awards granted to Mr. Roush and Mr. Buckley provide for vesting upon certain terminations of employment, including termination without cause or for good reason, because these awards are intended to mirror the terms of equity awards and other compensation which each forfeited as a result of terminating employment with their prior employer. In the future, the Company will determine whether equity awards will vest upon any terminations of employment on a case-by-case basis. Further discussion of accelerated vesting of restricted stock units is described in “Potential Payments Upon Termination or Change of Control” below.

The following table presents the equity grants awarded to the Company’s named executive officers in 2012, including equity awards granted upon commencement of employment and annual equity awards granted, as applicable:

	Restricted Stock Units (#)(1)		Value of Restricted Stock Units ($)(2)
Mr. Roush	91,304	(3)	1,049,996
Mr. Buckley	44,348	(3)	510,002
Mr. Bader	16,957	(3)	195,006
Mr. Glastra	75,000	(4)	597,000
Ms. Mulryan	10,217	(3)	117,496
Mr. Clarke	10,000	(3)	204,100

(1)	Our annual grants of restricted stock units vest over a three-year period and are subject to accelerated vesting in certain situations as described more fully in the “Potential Payments Upon Termination or Change of Control” section below.

(2)	Based on the stock price on the respective date of grant.

(3)	2012 annual equity grant. The number of restricted stock units are granted pursuant to the terms and conditions of the officer’s employment agreement.

(4)	2012 equity grant pursuant to the employment letter entered into on August 24, 2012. Mr. Glastra’s restricted stock units cliff vest on October 30, 2015 and are subject to accelerated vesting in certain situations as described more fully in the “Potential Payments Upon Termination or Change of Control” section below.

Other Factors Influencing Compensation

When making compensation decisions, the Compensation Committee takes many other factors into account, including the individual’s performance in his or her role and against individual goals (particularly over the past year), the individual’s expected future contributions to the Company’s success, the financial and operational results of our business groups and the Company as a whole, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer). In looking at historical compensation, the Compensation Committee looks at the progression of salary increases over time, and also looks at the unvested and vested value of outstanding equity awards. The Compensation Committee uses the same factors in evaluating the Chief Executive Officer’s performance and compensation that it uses for the other named executive officers.

Employee Benefits and Other Compensation

In addition to the elements of compensation discussed above, the Company offers the named executive officers contributions towards health, dental, life, accidental death and dismemberment, and disability insurance premiums consistent with the Company’s contribution levels offered to all other employees of the Company. The Company does not offer a deferred compensation program, nor does it offer retirement benefits other than a 401(k) defined contribution plan. This plan provides for Company matching contributions of 50% of the first six percent of compensation up to the maximum amount allowed under the Internal Revenue Code.

Messrs. Roush and Buckley are provided with life insurance benefits in excess of those available to all other employees, to comply with the terms of their respective employment agreements that stipulate that the Company will provide life insurance benefits in the face amount equal to no less than 400% of their respective annual base salaries. The life insurance benefits were negotiated in connection with our hiring of Messrs. Roush and Buckley to assist in their recruitment and retention. The cost of such supplemental life insurance benefits for Messrs. Roush and Buckley in 2012 equaled $1,245 and $540, respectively. The Company does not intend to offer life insurance benefits in excess of the maximum allowed under its Group Life Insurance policy to its other named executive officers.

Severance and Change of Control Benefits

The Company has certain obligations to its named executive officers in specified circumstances, including termination of employment or a change of control of GSI Group Inc., pursuant to the terms of individualized employment and severance agreements and letters. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a description of the employment agreements and letters and “Potential Payments Upon Termination or Change of Control” for a description of the severance and change in control obligations in such agreements and letters.

As described under “Potential Payments Upon Termination or Change of Control”, on September 7, 2012, the Company entered into a letter agreement with Mr. Clarke (the “Clarke Letter Agreement”) in which the terms and conditions related to his resignation from employment effective September 28, 2012 were specified. The letter agreement provides for 12 months of salary and benefits continuation as severance. In addition, the letter agreement provides for a cash payment in an aggregate amount equal to $130,000, based on his target amounts under the SMIP, as described above, payable in two installments of $78,000 and $52,000, respectively. Finally, the letter agreement provides for the accelerated vesting of certain restricted stock unit awards. Mr. Clarke was required to execute a release of claims in favor of the Company and to agree to comply with certain restrictive covenants in exchange for these severance benefits.

The respective employment agreements with Messrs. Roush and Buckley contain a “Section 280G tax gross-up” provision, which provides for a payment to Messrs. Roush and Buckley if they should become subject to parachute payment excise taxes imposed in connection with any change of control of the Company. These provisions were negotiated in connection with our hiring of Messrs. Roush and Buckley. Although the Company determined that such provisions were appropriate for Messrs. Roush and Buckley in order to assist in their recruitment and retention and in order to help ensure a stable senior management team in the event of any future change of control transaction, the Company does not currently plan to implement similar tax gross-ups for other executives in the future.

Tax and Accounting Implications

In 2012, the Company’s compensation programs were affected by each of the following:

—

Accounting for Stock-Based Compensation: The Company accounts for stock-based compensation in accordance with the requirements of Accounting Standards Codification (“ASC”) 718, “Stock Compensation”. The Company also takes into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

—

Section 162(m) of the Internal Revenue Code: This section generally limits the deductibility, for U.S. corporate income tax purposes, of compensation for a public company’s chief executive officer and its four other most highly compensated officers unless the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). The Company periodically reviews the potential consequences of Section 162(m), and it generally intends to structure the performance-based portion of executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to the Company. The Compensation Committee in its judgment may, however, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such compensation is appropriate and in the best interests of the shareholders after taking various factors into consideration, including business conditions and the performance of such executive officer.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s “Compensation Discussion and Analysis”, and based on such review and discussions, has recommended to the board of directors that the “Compensation Discussion and Analysis” be included in the Company’s 2013 Management Proxy Circular.

Mr. Stephen W. Bershad (Chairperson)

Mr. Dennis J. Fortino

Mr. Ira J. Lamel

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation earned during the fiscal years ended December 31, 2012, 2011 and 2010 by each of the Company’s named executive officers. For the year ended December 31, 2012, the Company’s named executive officers consisted of: (i) the individual who served as the Chief Executive Officer during the year ended December 31, 2012 (J. Roush), (ii) the individual who served as the Chief Financial Officer during the year ended December 31, 2012 (R. Buckley), (iii) the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who were serving as of December 31, 2012 (J. Bader, M. Glastra, and D. Mulryan), and (iv) one additional executive officer who would have met the requirements in (iii), but for the fact that the individual was not serving as an executive officer as of December 31, 2012 (D. Clarke) (the individuals described in (i) through (iv) above, collectively, the “Named Executive Officers” or “NEOs”).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)		Non-Equity Incentive Plan Compensation ($)(3) (g)	All Other Compensation ($)(4) (i)	Total ($) (j)
Executive Officers
John A. Roush	2012	520,769	–	1,049,996		256,986	8,211	1,835,962
Chief Executive Officer	2011	500,000	340,000	1,556,008		122,733	3,336	2,522,077
	2010	28,846	176,375	3,290,007		–	28	3,495,256

Robert J. Buckley	2012	337,558	–	510,002		116,386	6,306	970,252
Chief Financial Officer	2011	280,000	179,563	2,005,800		50,443	3,849	2,519,655

Jamie B. Bader	2012	304,581	–	195,006		49,619	5,914	555,120
Vice President, Group President of Precision Motion and Technologies	2011	132,692	–	440,250		20,397	4,847	598,186

Matthijs Glastra	2012	81,846	121,829	597,000		13,171	2,240	816,086
Vice President, Group President of Laser Products

Deborah A. Mulryan	2012	240,808	–	117,496		43,424	6,778	408,506
Vice President, Human Resources	2011	70,500	–	177,000		18,759	2,526	268,785

Former Executive Officers
David Clarke	2012	168,326	–	204,100	(5)	38,387	169,790	580,603	(6)
Vice President, Group President of Laser Products	2011	221,072	–	103,000		163,597	7,584	495,253	(6)

(1)	Amount shown for Mr. Glastra in 2012 represents a $115,000 sign-on bonus pursuant to his employment agreement and an additional $6,829 sign-on bonus that the Compensation Committee later decided to award him because of his forfeiture of certain compensation from his previous employer, both payable in March 2013. Amounts shown for Messrs. Roush and Buckley in 2011 represent a portion of their cash bonus under the SMIP that was guaranteed pursuant to their respective employment agreements. However, the amount of the SMIP bonuses actually paid to Messrs. Roush and Buckley with respect to 2011 based on actual Company and individual performance exceeded the guaranteed amounts and thus the guarantee was not applicable. Amount shown for Mr. Roush in 2010 represents a sign-on bonus pursuant to his employment agreement.

(2)

Amounts shown do not reflect compensation actually received. Rather, amounts shown represent the aggregate grant date fair value of these awards determined in accordance with ASC 718 (disregarding any reduction in such value due to any estimate of forfeitures related to service-based vesting conditions). Under

ASC 718, compensation expense with respect to stock awards is generally recognized over the vesting periods applicable to the awards. For further discussion regarding the assumptions used in the estimation of the fair value of the 2012 awards and details regarding the associated calculation of compensation cost related thereto, refer to Note 11 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	Amounts shown consist of awards earned during the period based on performance under the applicable annual cash bonus incentive plan. There was no cash bonus incentive plan applicable to the NEOs in 2010. Amounts shown in 2012 and 2011 relate to the SMIP, which is applicable to each of the NEOs. Amounts earned under the SMIP are generally payable semi-annually, subject to continued employment through the date of payment. The amounts earned in the first half of the year for Financial Objectives are payable by August 15 of the current year. The amounts earned in the second half for Financial Objectives and Discontinued Operations Objectives and the amounts earned for Non-Financial Objectives are payable by March 15 of the following year.

(4)	Amounts in 2012 include the following:

	Mr. Roush ($)	Mr. Buckley ($)	Mr. Bader ($)	Mr. Glastra ($)	Ms. Mulryan ($)	Mr. Clarke ($)
Defined Contribution Plan Match	6,606	5,550	5,362	2,192	5,746	7,297
Group Term Life Insurance	360	216	552	48	1,032	210
Supplemental Life Insurance	1,245	540
Severance: Salary Continuation					-	55,000	[1]
Severance: Bonus						78,000	[2]
Vacation Payout					-	42,283	[3]

	8,211	6,306	5,914	2,240	6,778	182,790

[1]

Amount represents salary continuation payments received by Mr. Clarke in 2012 in accordance with Mr. Clarke’s Letter Agreement. Mr. Clarke is entitled to salary continuation payments for 12 months after termination of employment. The aggregate value of all salary continuation payments expected to be paid equals $260,000.

[2]

Amount represents bonus in respect to the second half of 2012, in accordance with Mr. Clarke’s Letter Agreement. In addition, Mr. Clarke will be paid a $52,000 bonus related to the first half of 2013, which is expected to be paid in August 2013.

[3]	Amount represents payment for earned and accrued unused vacation time through the date of employment termination (September 28, 2012), in accordance with Mr. Clarke’s Letter Agreement.

(5)	Mr. Clarke was granted 10,000 restricted stock units on March 31, 2011 and 10,000 restricted stock units on March 8, 2012 in connection with his 2011 and 2012 annual equity grants. On the date of termination (September 28, 2012), 16,667 restricted stock units remained unvested. Pursuant to the terms of the Clarke Letter Agreement, 10,000 of these restricted stock units were subject to immediate vesting and the remaining 6,667 restricted stock units were forfeited. Therefore, the amount shown represents the aggregate grant date fair value of Mr. Clarke’s 2012 equity award based on the stock price on March 8, 2012, plus the aggregate incremental fair value of the accelerated awards based on the stock price on the date of modification (September 28, 2012) computed in accordance with ASC 718.

(6)	Also refer to the section entitled “Certain Relationships” below.

Grants of Plan-Based Awards

The following table sets forth information regarding all plan-based awards granted to the Company’s Named Executive Officers during the year ended December 31, 2012.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards
Name (a)	Type	Grant Date (b)	Approval Date(2)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	All other stock awards: number of shares of stock or units (#) (i)(3)		Grant Date Fair Value of Stock Awards ($)(l)(4)
Executive Officers
John A. Roush	Bonus			–	525,000	945,000
	Equity	3/8/2012	3/8/2012				91,304	(5)	1,049,996
Robert J. Buckley	Bonus			–	238,000	428,400
	Equity	3/8/2012	3/8/2012				44,348	(5)	510,002
Jamie B. Bader	Bonus			–	91,620	164,700
	Equity	3/8/2012	3/8/2012				16,957	(5)	195,006
Matthijs Glastra	Bonus			–	47,500	85,500
	Equity	10/30/2012	9/5/2012				75,000	(6)	597,000
Deborah A. Mulryan	Bonus			–	85,400	153,300
	Equity	3/8/2012	3/8/2012				10,217	(5)	117,496

Former Executive Officers
David Clarke	Bonus			–	130,000	234,000
	Equity	3/8/2012	3/8/2012				10,000	(5)	204,100	(7)

(1)	Amounts in these columns reflect aggregate threshold, target and maximum payout levels under the SMIP. Pursuant to the SMIP, each NEO has an established target bonus which is based on a percentage of the respective NEO’s base salary. A target payout assumes a 100% payout of the target bonus based on 100% achievement of each of the respective components of the SMIP. A threshold payout assumes 0% payout for failure to attain each of the respective components of the SMIP. A maximum payout assumes a 200% payout for achievement of 150% or more of the Company Financial Objective, a 200% payout for achievement of 150% or more of the respective Group Financial Objective, as applicable, and a 100% payout for full achievement of the Non-Financial Objectives. See the section entitled “Compensation Discussion and Analysis” for the weightings of each of the performance metrics for each NEO. The target and maximum payout amounts for Mr. Glastra reflect participation only in three months of the second half of the SMIP plan, based on his offer letter, or 12.5% of the established annual target and maximum bonus potential. Further information regarding amounts earned is provided in the section entitled “Compensation Discussion and Analysis”. The actual amount earned is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Approval Date for Messrs. Roush, Buckley, Bader and Clarke and Ms. Mulryan represents the date that the Board of Directors approved the granting of annual restricted stock units. Approval Date for Mr. Glastra represents the respective date that the Board of Directors or the Compensation Committee of the Board of Directors approved the respective terms of employment, including the grant of such awards.

(3)

The number of shares in this column represents restricted stock units granted in 2012. There were no performance-based awards under any equity incentive plan granted to the NEOs during the year ended December 31, 2012. With the exception of Mr. Glastra’s award (described in footnote 6 below), the restricted stock units vest one-third annually on each of the first, second and third anniversaries of the date of grant, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances. Further information regarding accelerated vesting is provided in the section entitled “Potential Payments Upon Termination or Change of Control”.

(4)	Grant date fair value of restricted stock units granted during the year ended December 31, 2012 was calculated by multiplying the number of restricted stock units granted by the closing market price of the Company’s common stock on the date of grant.

(5)	Represents the 2012 annual restricted stock units granted.

(6)	Represents new hire restricted stock units granted pursuant to Mr. Glastra’s employment agreement. These restricted stock units have three-year time based cliff vesting, with all of the grant vesting on the third anniversary of the grant date.

(7)	Pursuant to the terms of the Clarke letter agreement, a portion of Mr. Clarke’s unvested restricted stock units were accelerated. The restricted stock units accelerated were originally granted on March 31, 2011 and March 8, 2012 and were scheduled to vest in three equal annual installments on the anniversaries of the grant dates. The amount shown represents the aggregate grant date fair value of Mr. Clarke’s 2012 equity award, plus the aggregate incremental fair value of the accelerated awards based on the closing market price on the date of modification.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The material terms of the equity and non-equity incentive plan compensation disclosed in the Summary Compensation Table and the 2012 Grants of Plan-based Awards Table are discussed above under the heading “Compensation Discussion and Analysis”, as well as in the footnotes to the applicable tables. The terms of the Clarke Separation Agreement are described under “Potential Payments Upon Termination or Change of Control”. Certain other elements of the Named Executive Officers’ compensation are provided for in their employment agreements and letters, described here.

John A. Roush

In accordance with the employment agreement entered into between the Company and Mr. Roush on November 16, 2010 (the “CEO Employment Agreement”), Mr. Roush became the Company’s Chief Executive Officer on December 14, 2010. The initial term of Mr. Roush’s employment expires on December 13, 2013 and will automatically be extended for successive one-year periods unless either the Company or Mr. Roush gives 90-days’ notice of non-extension to the other party. Pursuant to the CEO Employment Agreement, Mr. Roush received an initial base salary of $500,000 per year, subject to review and increase by the Company’s Board of Directors. The employment agreement provides that Mr. Roush will be eligible to receive an annual performance-based cash bonus with respect to each year during the term with a minimum target of 85% of his annual base salary. In March 2012, Mr. Roush’s annual base salary was increased to $525,000 and he became eligible to receive an annual performance-based cash bonus of 100% of his annual base salary. The CEO Employment Agreement provides that, beginning in 2012, Mr. Roush would be granted an annual equity compensation award with a value equal to 200% of his annual base salary each year. The CEO Employment Agreement also provides that the Company will provide Mr. Roush with term life insurance in a face amount equal to 400% of his annual base salary, subject to certain limitations. Additional discussion of certain termination obligations pursuant to the CEO Employment Agreement is provided in “Potential Payments Upon Termination or Change of Control”.

Robert J. Buckley

On February 10, 2011, the Company and Mr. Buckley entered into an employment agreement (the “CFO Employment Agreement”) providing for the employment of Mr. Buckley in an advisory capacity prior to March 31, 2011 and as the Company’s Chief Financial Officer on and after March 31, 2011. The initial term of

Mr. Buckley’s employment expires on February 22, 2014 and will automatically be extended for successive one-year periods unless either the Company or Mr. Buckley gives 90-days’ notice of non-extension to the other party. Pursuant to the CFO Employment Agreement, Mr. Buckley received an initial base salary of $325,000 per year, subject to review and increase by the Company’s Board of Directors. The employment agreement provides that Mr. Buckley will be eligible to receive an annual performance-based cash bonus with respect to each year during the term with a minimum target of 65% of his annual base salary. In March 2012, Mr. Buckley’s annual base salary was increased to $340,000 and he became eligible to receive an annual performance-based cash bonus of 70% of his annual base salary. The CFO Employment Agreement provides that, beginning in 2012, Mr. Buckley would be granted an annual equity compensation award with a value equal to 150% of his annual base salary each year. The CFO Employment Agreement also provides that the Company will provide Mr. Buckley with term life insurance in a face amount equal to 400% of his annual base salary, subject to certain limitations. Additional discussion of certain termination obligations pursuant to the CFO Employment Agreement is provided in “Potential Payments Upon Termination or Change of Control”.

Jamie B. Bader

On July 25, 2011, the Company hired Mr. Bader as the Vice President, Group President of Precision Motion and Technologies business group and entered into an employment letter with him. Mr. Bader received an initial base salary of $300,000 per year. In March 2012, Mr. Bader’s annual base salary was increased to $309,000. Pursuant to the employment letter, Mr. Bader is eligible to receive an annual performance-based cash bonus of 30% of his annual base salary. The employment letter provides that, beginning in 2012, Mr. Bader would be granted an annual equity compensation award with a value targeted at 65% of his annual base salary each year. The employment letter included severance provisions, but the Company entered into a Severance Agreement with Mr. Bader on August 15, 2012 that superseded such provisions. A summary of such agreement is provided in “Potential Payments Upon Termination or Change of Control”.

Matthijs Glastra

On October 15, 2012, the Company hired Mr. Glastra as the Vice President, Group President of the Laser Group. Pursuant to his employment letter, Mr. Glastra received an initial base salary of $380,000 per year and is eligible to receive an annual performance-based cash bonus of 50% of his annual base salary. On October 30, 2012, the Company granted Mr. Glastra 75,000 restricted stock units pursuant to the terms of his employment letter. The employment letter provides that, beginning in 2013, Mr. Glastra would be granted an annual equity compensation award with a value targeted at 40% of his annual base salary each year. Additional discussion of certain termination obligations pursuant to the employment letter entered into with Mr. Glastra is provided in “Potential Payments Upon Termination or Change of Control”.

Deborah A. Mulryan

On September 6, 2011, the Company hired Ms. Mulryan as the Vice President, Human Resources. Pursuant to her employment letter, Ms. Mulryan received an initial base salary of $235,000 per year. In March 2012, Ms. Mulryan became eligible to receive an annual performance-based cash bonus of 35% of her annual base salary. The employment letter provides that, beginning in 2012, Ms. Mulryan would be granted an annual equity compensation award with a value targeted at 50% of her annual base salary each year. The employment letter included severance provisions, but the Company entered into a Severance Agreement with Ms. Mulryan on August 15, 2012 that superseded such provisions. A summary of such agreement is provided in “Potential Payments Upon Termination or Change of Control”.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock awards that have not yet vested for each of the Company’s Named Executive Officers as of December 31, 2012.

		Stock Awards
Name (a)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)
Executive Officers
John A. Roush	12/20/2010	111,112	(2)	962,230
	3/9/2011	88,890	(3)	769,787
	3/8/2012	91,304	(7)	790,693
Robert J. Buckley	2/22/2011	73,334	(4)	635,072
	3/9/2011	33,334	(3)	288,672
	3/8/2012	44,348	(7)	384,054
Jamie B. Bader	7/25/2011	25,000	(5)	216,500
	3/8/2012	16,957	(7)	146,848
Matthijs Glastra	10/30/2012	75,000	(8)	649,500
Deborah A. Mulryan	9/6/2011	13,334	(6)	115,472
	3/8/2012	10,217	(7)	88,479

Former Executive Officers
David Clarke	–	–		–
	–	–		–

(1)	Represents the product of the number of shares in column (g) and $8.66, the closing market price of the Company’s common stock on the NASDAQ Global Select Market as of December 31, 2012.

(2)	Represents time-based restricted stock units granted on December 20, 2010. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units are scheduled to vest on December 13, 2013, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances as described under “Potential Payments Upon Termination or Change of Control.”

(3)	Represents time-based restricted stock units granted on March 9, 2011. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units were scheduled to vest in two equal annual installments on March 9, 2013 and March 9, 2014, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances as described under “Potential Payments Upon Termination or Change of Control”.

(4)	Represents time-based restricted stock units granted on February 22, 2011. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units were scheduled to vest in two equal annual installments on February 22, 2013 and February 22, 2014, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances as described under “Potential Payments Upon Termination or Change of Control”.

(5)	Represents time-based restricted stock units granted on July 25, 2011. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units are scheduled to vest in two equal annual installments on July 25, 2013 and July 25, 2014, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances as described under “Potential Payments Upon Termination or Change of Control”.

(6)	Represents time-based restricted stock units granted on September 6, 2011. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units are scheduled to vest in two equal annual installments on September 6, 2013 and September 6, 2014, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances as described under “Potential Payments Upon Termination or Change of Control”.

(7)	Represents time-based restricted stock units granted on March 8, 2012. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units were scheduled to vest in three equal annual installments on March 8, 2013, March 8, 2014 and March 8, 2015, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances as described under “Potential Payments Upon Termination or Change of Control”.

(8)	Represents time-based cliff vesting restricted stock units granted on October 30, 2012. Each restricted stock unit represents the right to receive one share of common stock upon vesting. These units are scheduled to cliff vest on the third anniversary of the grant date on October 30, 2015, subject to continued employment on the date of vesting, and accelerated vesting under specified circumstances as described under “Potential Payments Upon Termination or Change of Control”.

Stock Vested

The following table sets forth information regarding all restricted stock awards that vested and the value realized upon vesting by each of the Company’s Named Executive Officers during the year ended December 31, 2012.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#)(d)		Value Realized on Vesting ($) (e)(1)
Executive Officers
John A. Roush	155,555		1,413,327
Robert J. Buckley	53,332		620,751
Jamie B. Bader	12,500		124,875
Matthijs Glastra	–		–
Deborah A. Mulryan	6,666		61,927

Former Executive Officers
David Clarke	13,333	(2)	130,096

(1)	Value realized on vesting is computed by multiplying the number of shares of stock vested by the closing market price of the Company’s common stock on the applicable vesting date.

(2)	The above vested shares for Mr. Clarke represent 3,333 shares that vested on March 31, 2012 and 10,000 shares that were subject to accelerated vesting upon Mr. Clarke’s termination on September 28, 2012.

Stock Forfeited

The following restricted stock award previously granted to Mr. Clarke represents the only officer restricted stock award forfeited during the year ended December 31, 2012.

Grant Date	Mr. Clarke
March 8, 2012	6,667	(1)

1	Mr. Clarke was granted 10,000 restricted stock units on March 8, 2012 of which 3,333 were subject to accelerated vesting and 6,667 shares were forfeited upon termination. The award was originally scheduled to vest in three equal annual installments on each of March 8, 2013, March 8, 2014 and March 8, 2015.

Potential Payments upon Termination or Change of Control

The following table sets forth estimated compensation that the Company would be obligated to provide to each of the Company’s Named Executive Officers upon termination of employment or change of control pursuant to the terms of individualized employment agreements or other contractual obligations. Further information regarding these agreements or other obligations is provided immediately following the table. Other than these agreements and obligations, there are no other plans or other contractual obligations triggered upon termination of employment or change of control related to the Company’s Named Executive Officers. The amounts reflected in the following table assume that the termination of employment and/or, if applicable, change of control occurred on December 31, 2012.

Name	Event	Salary ($)	Bonus ($)	Vesting of Outstanding Stock ($)	IRC Section 280G Gross-Up Payment ($)(7)	Total ($)
Executive Officers
John A. Roush	Termination without cause or by employee for good reason	$787,500 (1) (18 months salary)	120,286 (2)	$1,637,588 (3) (4) (Immediate vesting of unvested CEO Sign-On RSUs; prorated vesting of unvested CEO 2011 and 2012 RSUs)	–	$2,545,374
	Termination without cause or by employee for good reason, within 12 months following a change of control	$1,050,000 (1) (200% annual base salary in a lump sum)	120,286 (2)	$2,522,705 (3) (5) (6) (Immediate vesting of unvested CEO Sign-On RSUs and CEO 2011 and 2012 RSUs)	–	$3,692,991
	Termination due to death or by Company due to disability	–	120,286 (2)	$2,522,705 (3) (5) (Immediate vesting of unvested CEO Sign-On RSUs and CEO 2011 and 2012 RSUs)	–	$2,642,991
	Change of control	–	–	$2,522,705 (3) (5) (6) (Immediate vesting of unvested CEO Sign-On RSUs and CEO 2011 and 2012 RSUs)	–	$2,522,705
Robert J. Buckley	Termination without cause or by employee for good reason	$510,000 (1) (18 months salary)	54,415 (2)	$911,962(8) (9) (Immediate vesting of unvested CFO Sign-On RSUs; prorated vesting of unvested CFO 2011 and 2012 RSUs)	–	$1,476,377
	Termination without cause or by employee for good reason, within 12 months following a change of control	$680,000 (1) (200% annual base salary in a lump sum)	54,415 (2)	$1,307,788 (6) (8) (10) (Immediate vesting of unvested CFO Sign-On RSUs and CFO 2011 and 2012 RSUs)	–	$2,042,203
	Termination due to death or by Company due to disability	–	54,415 (2)	$1,307,788 (8) (10) (Immediate vesting of unvested CFO Sign-On RSUs and CFO 2011 and 2012 RSUs)	–	$1,362,203
	Change of control	–	–	$1,307,788 (6), (8) (10) (Immediate vesting of unvested CFO Sign-On RSUs and CFO 2011 and 2012 RSUs)	–	$1,307,788

Name	Event	Salary ($)	Bonus ($)	Vesting of Outstanding Stock ($)	IRC Section 280G Gross-Up Payment ($)(7)	Total ($)
Jamie B. Bader	Termination without cause	$309,000 (1) (12 months salary)	–	–	–	$309,000
	Termination by the Company or by employee for good reason, within 12 months following a change of control (11)	$463,500 (1) (18 months salary)	–	$363,348 (6)	–	$826,848
	Change of control	–	–	$363,348(6)	–	$363,348
Matthijs Glastra	Termination without cause	$380,000 (1) (12 months salary)	–	$38,970 (13) (Prorated vesting of unvested Glastra 2012 RSUs)	–	$418,970
	Termination by the Company without cause or by employee for good reason, within 12 months following a change of control (12)	$570,000 (1) (18 months salary)	–	$649,500 (6)	–	$1,219,500
	Change of control	–	–	$649,500 (6)	–	$649,500
Deborah A. Mulryan	Termination without cause	$250,000 (1) (12 months salary)	–	–	–	$250,000
	Termination by the Company without cause or by employee for good reason, within 12 months following a change of control (11)	$375,000 (1) (18 months salary)	–	$203,952 (6)	–	$578,952
	Change of control	–	–	$203,952 (6)	–	$203,952

(1)	Amounts based on the respective executive’s annual base salary for the year ended December 31, 2012.

(2)	The amount to be paid is equal to the product of: (i) the amount of bonus that would have been payable if the executive had remained employed through the first day of the fiscal year following the fiscal year in which the date of termination occurs based on actual individual and Company performance goals in such year and (ii) the ratio of the number of days elapsed during the fiscal year in which such termination of employment occurs to 365 days. Amounts presented reflect the amounts earned in 2012 under the SMIP.

(3)	CEO Sign-on RSUs represent the grant of 333,334 RSUs on December 20, 2010 and CEO 2011 and 2012 RSUs represent the grant of 133,334 and 91,304 RSUs on March 9, 2011 and March 8, 2012, respectively.

(4)

Represents the outstanding number of unvested CEO Sign-on RSUs (111,111), plus the prorated portion of the unvested CEO 2011 and 2012 RSUs based on the ratio of the number of days of employment during the applicable service-based vesting period to the total number of days of such service-based vesting period (53,334 unvested CEO 2011 RSUs and 24,652 unvested CEO 2012 RSUs), multiplied by $8.66, the closing market price of the Company’s common stock as of December 31, 2012.

(5)	Represents the outstanding number of unvested CEO Sign-on RSUs (111,111), plus the outstanding numbers of the CEO 2011 and 2012 RSUs (88,890 and 91,304, respectively), multiplied by $8.66, the closing market price of the Company’s common stock as of December 31, 2012.

(6)	Pursuant to the respective restricted stock unit award agreements, outstanding unvested restricted stock units will become fully vested and non-forfeitable immediately prior to and subject to consummation of a Change in Control (as defined in such agreements) regardless of termination of employment, if any, in connection therewith.

(7)	The amounts payable to Messrs. Roush and Buckley upon a termination of employment following a change of control on December 31, 2012 would not have triggered parachute payment excise taxes. Consequently, no tax gross-up payment would have been payable to them.

(8)	CFO Sign-on RSUs represent the grant of 110,000 RSUs on February 22, 2011 and CFO 2011 and 2012 RSUs represent the grant of 50,000 and 44,348 RSUs on March 9, 2011 and March 8, 2012, respectively.

(9)	Represents the outstanding number of unvested CFO Sign-on RSUs (73,333), plus the prorated portion of the unvested CFO 2011 and 2012 RSUs based on the ratio of the number of days of employment during the applicable service-based vesting period to the total number of days of such service-based vesting period (20,000 unvested CFO 2011 RSUs and 11,974 unvested CFO 2012 RSUs), multiplied by $8.66, the closing market price of the Company’s common stock as of December 31, 2012.

(10)	Represents the outstanding number of unvested CFO Sign-on RSUs (73,333), plus outstanding numbers of unvested CFO 2011 and 2012 RSUs (33,333 and 44,348, respectively), multiplied by $8.66, the closing market price of the Company’s common stock as of December 31, 2012.

(11)	Pursuant to the Severance Agreements for Mr. Bader and Ms. Mulryan, Mr. Bader and Ms. Mulryan are entitled to severance equal to 18 months of base salary if there is a change of control of the Company and his or her employment is terminated by the Company without cause or by the executive for Good Reason (defined below) within 12 months after such change of control.

(12)	Pursuant to the employment letter for Mr. Glastra, Mr. Glastra is entitled to severance equal to 18 months of base salary if there is a change of control of the Company and his employment is involuntarily terminated, or materially reduced in scope or if his place of work is moved more than 50 miles from the current Santa Clara, California location within 12 months after such change of control.

(13)	Represents the prorated portion of the unvested 2012 Glastra RSUs based on the ratio of the number of days of employment during the applicable service-based vesting period to the total number of days of such service-based vesting period (4,500 unvested 2012 Glastra RSUs), multiplied by $8.66, the closing market price of the Company’s common stock as of December 31, 2012.

Employment and Severance Agreements and Letters

Employment Agreement with Mr. Roush

On November 16, 2010, the Company and Mr. Roush entered into an employment agreement (as defined above, the “CEO Employment Agreement”). The initial term of the CEO Employment Agreement is a period of three years from December 13, 2010 through December 13, 2013, unless earlier terminated. The initial term will automatically renew for successive one year periods, unless either party gives notice of non-extension no later than 90 days prior to expiration of the then-applicable term. Pursuant to the terms of the CEO Employment Agreement, there are certain obligations of the Company that become due in the event of termination or change of control.

Upon termination of Mr. Roush’s employment for any reason, Mr. Roush or Mr. Roush’s estate is entitled to receive: (i) any portion of Mr. Roush’s annual base salary through the date of termination not theretofore paid, (ii) any business expenses owed to Mr. Roush, (iii) any accrued, but unused vacation pay owed to Mr. Roush and (iv) any amount arising from Mr. Roush’s participation in, or benefits under, any employee benefit plans, programs or arrangements (together referred to as “CEO Accrued Amounts”).

If Mr. Roush’s employment is terminated by the Company without Cause (as defined in the CEO Employment Agreement) or by Mr. Roush for Good Reason (as defined in the CEO Employment Agreement and which generally consists of (a) a material diminution in Mr. Roush’s responsibilities, duties or authority or a material diminution in his title, (b) failure of the Company to make any material payment or provide any material benefit under the CEO Employment Agreement, (c) the Company’s material breach of the CEO Employment Agreement or (d) a material relocation of Mr. Roush’s place of employment), then in addition to the payment of the CEO Accrued Amounts, the Company will: (i) continue to pay Mr. Roush’s annual base salary for 18 months in accordance with the Company’s regular payroll practices; provided that if such termination occurs within 12 months after a Change in Control (as defined in the CEO Employment Agreement), then, in lieu of the foregoing annual base salary payments, the Company will pay Mr. Roush a lump sum equal to 200% of his annual base salary, (ii) pay Mr. Roush a pro rata portion of any performance-based cash bonus to which he would have been entitled had he remained employed by the Company and (iii) cause any unvested RSUs granted in connection with Mr. Roush’s commencement of employment (the “CEO Sign-On RSUs”) to become fully vested, a pro rata portion of the equity awards granted to Mr. Roush in 2011 and 2012 (the “CEO 2011 and 2012 RSUs”) and a pro rata portion of any annual equity awards granted to Mr. Roush (the “CEO Annual Equity Awards”) subject to service-based vesting to become vested, and a pro rata portion of any CEO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance; provided that if such termination occurs (x) while Mr. Roush is unable to engage in substantial gainful activity that may reasonably be expected to result in Disability (as defined in the CEO Employment Agreement), then the Company will cause the CEO Sign-On RSUs, the CEO 2011 and 2012 RSUs, and all CEO Annual Equity Awards subject to service-based vesting to be fully vested and all CEO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance, and (y) within 12 months after a Change in Control, then the Company will cause all unvested equity awards held by Mr. Roush to become vested, deeming that the Company will attain “target” performance levels for purposes of awards subject to performance-based vesting.

If Mr. Roush’s employment is terminated due to death or by the Company due to Disability, then in addition to the payment of the CEO Accrued Amounts, the Company will: (i) pay Mr. Roush a pro rata portion of any performance-based cash bonus to which he would have been entitled had he remained employed by the Company, (ii) cause any unvested CEO Sign-On RSUs, CEO 2011 and 2012 RSUs and CEO Annual Equity Awards subject to service-based vesting to become fully vested, and (iii) cause all CEO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance.

Mr. Roush is also entitled to a tax gross-up in the event that any payments due to him pursuant to the CEO Employment Agreement or otherwise would be subject to an excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code. The gross-up is intended to be of an amount necessary to place Mr. Roush in the same after-tax position as if no payments to him were subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code.

The severance payments and benefits provided for in the CEO Employment Agreement are subject to Mr. Roush’s compliance with a non-competition and non-solicitation covenant through the date that is 18 months following termination and an indefinite confidentiality covenant, and no severance payments will be made or acceleration of vesting will occur following the date of any violation of any such covenants, unless Mr. Roush cures such violation within 30 days of written notice thereof.

The severance payments and benefits are also subject to Mr. Roush’s execution of a release of claims against the Company.

Employment Agreement with Mr. Buckley

On February 10, 2011, the Company and Mr. Buckley entered into an employment agreement (as defined above the “CFO Employment Agreement”). The initial term of Mr. Buckley’s employment (the “Initial CFO Term”) expires on February 22, 2014, unless earlier terminated. The initial term will automatically renew for successive one year periods, unless either party gives notice of non-extension no later than 90 days prior to expiration of the then-applicable term. Pursuant to the terms of the CFO Employment Agreement, there are certain obligations of the Company that become due in the event of termination or change of control.

Upon termination of Mr. Buckley’s employment for any reason, Mr. Buckley or Mr. Buckley’s estate is entitled to receive: (i) any portion of Mr. Buckley’s annual base salary through the date of termination not theretofore paid, (ii) any business expenses owed to Mr. Buckley, (iii) any accrued, but unused vacation pay owed to Mr. Buckley and (iv) any amount arising from Mr. Buckley’s participation in, or benefits under, any employee benefit plans, programs or arrangements (together referred to as “CFO Accrued Amounts”).

If Mr. Buckley’s employment is terminated by the Company without Cause (as defined in the CFO Employment Agreement) or by Mr. Buckley for Good Reason (as defined in the CFO Employment Agreement and as described above for the CEO), then in addition to the payment of the CFO Accrued Amounts, the Company will: (i) continue to pay the annual base salary for 18 months in accordance with the Company’s regular payroll practices; provided that if such termination occurs within 12 months after a Change in Control (as defined in the CFO Employment Agreement), then, in lieu of the foregoing annual base salary payments, the Company will pay Mr. Buckley a lump sum equal to 200% of his annual base salary, (ii) pay Mr. Buckley a pro rata portion of any performance-based cash bonus to which he would have been entitled had he remained employed by the Company and (iii) cause any unvested RSUs granted in connection with Mr. Buckley’s commencement of employment (the “CFO Sign-On RSUs”) to become fully vested, the pro rata portion of the RSUs granted to Mr. Buckley in 2011 and 2012 (the “CFO 2011 and 2012 RSUs”) and a pro rata portion of any annual equity awards granted to Mr. Buckley (the “CFO Annual Equity Awards”) subject to service-based vesting to become vested, and the pro rata portion of any CFO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance; provided that if such termination occurs while Mr. Buckley is unable to engage in substantial gainful activity that may reasonably be expected to result in Disability (as defined in the CFO Employment Agreement), then the Company will cause the CFO Sign-On RSUs, the CFO 2011 and 2012 RSUs, and all CFO Annual Equity Awards subject to service-based vesting to be fully vested and all CFO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance.

If Mr. Buckley’s employment is terminated due to death or by the Company due to Disability, then in addition to the payment of the CFO Accrued Amounts, the Company will: (i) pay Mr. Buckley a pro rata portion of any performance-based cash bonus to which he would have been entitled had he remained employed by the Company, (ii) cause any unvested CFO Sign-On RSUs, CFO 2011 and 2012 RSUs and CFO Annual Equity Awards subject to service-based vesting to become fully vested, and (iii) cause all CFO Annual Equity Awards subject to performance-based vesting to continue to be eligible to become vested in accordance with their terms based on actual performance.

Mr. Buckley is also entitled to a tax gross-up in the event that any payments due to him pursuant to the CFO Employment Agreement or otherwise would be subject to an excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code. The gross-up is intended to be of an amount necessary to place Mr. Buckley in the same after-tax position as if no payments to him were subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code.

The severance payments and benefits provided for in the CFO Employment Agreement are subject to Mr. Buckley’s compliance with a non-competition and non-solicitation covenant through the date that is 18 months following termination and an indefinite confidentiality covenant, and no severance payments will be made or acceleration of vesting will occur following the date of any violation of any such covenants, unless Mr. Buckley cures such violation within 30 days of written notice thereof.

The severance payments and benefits are also subject to Mr. Buckley’s execution of a release of claims against the Company.

Severance Agreement with Mr. Bader

Pursuant to a severance agreement dated August 15, 2012 entered into between the Company and Mr. Bader (the “Bader Severance Agreement”), there are certain obligations of the Company that become due in the event of termination or change of control. If Mr. Bader’s employment with the Company is terminated by the Company without Cause (as defined in the Bader Severance Agreement), at any time other than during the first 12 months following a change of control of the Company, the Company will pay Mr. Bader a severance benefit in the amount of 100% of his base salary, payable over 12 months. In addition, if, during the 12-month period immediately following a change of control, Mr. Bader’s employment is terminated by the Company without Cause or he terminates his employment for Good Reason (which is defined in the agreement and includes a material diminution in the nature or scope of his responsibilities, duty or authority or a material change in the geographic location at which he must perform services more than 50 miles from the Bedford, Massachusetts metropolitan area), the Company will pay Mr. Bader a severance benefit in the amount of 150% of his annual base salary, payable over 18 months. The Bader Severance Agreement provides that, to the extent Mr. Bader’s payments would otherwise be subject to the excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code, his payments will be reduced to an amount one dollar less than the minimum amount that, when combined with any other of his benefits considered parachute payments, would subject him to the excise tax. The severance payments and benefits are also subject to Mr. Bader’s execution of a release of claims against the Company.

Mr. Bader was also provided with a one-time grant of 37,500 restricted stock units upon hire that will fully vest in the event of a change of control of the Company.

Upon hire, Mr. Bader was required to sign an Invention Assignment and Non-compete Agreement, which includes a non-competition covenant and a non-solicitation covenant that apply through the first anniversary of termination of employment, as well as an indefinite confidentiality covenant.

Employment Letter with Mr. Glastra

Pursuant to an employment letter dated August 24, 2012 entered into between the Company and Mr. Glastra (the “Glastra Employment Letter”), there are certain obligations of the Company that become due in the event of termination or change of control. If Mr. Glastra’s employment with the Company is involuntarily terminated by the Company, other than for Cause (as defined in the Glastra Employment Letter), Mr. Glastra will be eligible for a severance benefit in the amount of 12 months of base salary. In addition, if there is a change of control of the Company, and Mr. Glastra’s employment is involuntarily terminated by the Company or materially reduced in scope or if his place of work is moved more than 50 miles from the current Santa Clara, California location, within 12 months after such change of control, Mr. Glastra will be eligible for a severance benefit in the amount of 18 months of base salary and pro rata vesting of his equity awards in the year of termination.

The Glastra Employment Letter also provided Mr. Glastra with a one-time grant of 75,000 restricted stock units upon hire (the “Glastra 2012 RSUs”) that will fully vest in the event of a change of control of the Company.

Upon hire, Mr. Glastra was required to sign an Invention Assignment and Non-compete Agreement, which includes a non-competition covenant that applies during the term of employment and a non-solicitation covenant that applies through the first anniversary of termination of employment, as well as an indefinite confidentiality covenant.

Severance Agreement with Ms. Mulryan

Pursuant to a severance agreement dated August 15, 2012 entered into between the Company and Ms. Mulryan (the “Mulryan Severance Agreement”), there are certain obligations of the Company that become due in the event of termination or change of control. If Ms. Mulryan’s employment with the Company is terminated by the Company without Cause (as defined in the Mulryan Severance Agreement), at any time other than during the first 12 months following a change of control of the Company, the Company will pay Ms. Mulryan a severance benefit in the amount of 100% of her base salary, payable over 12 months. In addition, if, during the 12-month period immediately following a change of control, Ms. Mulryan’s employment is terminated by the Company without Cause or she terminates her employment for Good Reason (which is defined in the agreement and includes a material diminution in the nature or scope of her responsibilities, duty or authority or a material change in the geographic location at which she must perform services more than 50 miles from the Bedford, Massachusetts metropolitan area), the Company will pay Ms. Mulryan a severance benefit in the amount of 150% of her annual base salary, payable over 18 months. The Mulryan Severance Agreement provides that, to the extent Ms. Mulryan’s payments would otherwise be subject to the excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code, her payments will be reduced to an amount one dollar less than the minimum amount that, when combined with any other of her benefits considered parachute payments, would subject her to the excise tax. The severance payments and benefits are also subject to Ms. Mulryan’s execution of a release of claims against the Company.

Ms. Mulryan was granted 20,000 restricted stock units upon hire that will fully vest in the event of a change of control of the Company.

Upon hire, Ms. Mulryan was required to sign an Invention Assignment and Non-compete Agreement, which includes a non- competition covenant and a non-solicitation covenant that apply through the first anniversary of termination of employment, as well as an indefinite confidentiality covenant.

Severance Agreement with Mr. Clarke

Mr. Clarke’s employment with the Company terminated effective September 28, 2012. The Company entered into the Clarke Letter Agreement as of September 4, 2012. Pursuant to the Clarke Letter Agreement, Mr. Clarke executed a release in favor of the Company in exchange for certain separation benefits. More specifically, the Clarke Letter Agreement provided for payment of the following benefits:

—	12 months of salary continuation, $260,000, to be paid in accordance with the Company’s normal bi-weekly payroll practices;

—

Cash payment of $130,000, payable in two installments (of $78,000 and $52,000, respectively) at the same time Mr. Clarke would have been entitled to receive a bonus in respect to the second half of 2012 and the first half of 2013 had he remained employed by the Company;

—

Continued group medical and dental coverage, at the Company’s sole expense, during the period beginning on September 29, 2012 and ending on the earlier of September 28, 2013 and the date on which Mr. Clarke first becomes eligible for medical and dental coverage from a new employer or service recipient; and

—

6,667 restricted stock units awarded to Mr. Clarke on March 31, 2011 and 3,333 restricted stock units awarded to Mr. Clarke on March 8, 2012 became vested on the September 28, 2012 termination date. All other unvested restricted stock units awarded to Mr. Clarke were automatically forfeited as of the termination date.

The Clarke Letter Agreement provides that Mr. Clarke’s severance benefits are contingent on his compliance with the restrictive covenants set forth in the RSU Agreements that he signed, including one-year post-termination non-competition and non-solicitation covenants and an indefinite confidentiality covenant.

Equity Awards

Pursuant to the restricted stock unit award agreements under the Company’s 2010 Incentive Award Plan, all outstanding restricted stock units held by the named executive officers on the date of a Change in Control (as defined in the plan) will vest upon such Change in Control, subject to the executive’s continued employment through the date of such Change in Control.

DIRECTOR COMPENSATION

In general, the Company uses a combination of cash and equity-based compensation to attract and retain candidates to serve on the Company’s Board of Directors. The Company does not compensate directors who are also employees for their service on the Board of Directors. Accordingly, during the year ended December 31, 2012, Mr. Roush, who served as the Company’s Chief Executive Officer, did not receive any compensation for his service on the Board of Directors. The Board of Director compensation is overseen by the Nominating and Corporate Governance Committee rather than the Compensation Committee, which focuses on employee compensation. The Nominating and Corporate Governance Committee periodically reviews its cash and equity-based compensation for non-employee directors and makes recommendations to the Board of Directors for any adjustments.

The Board of Directors approved the following compensation for non-employee directors:

—	Each non-employee member of the Board of Directors will receive an annual retainer in the amount of $125,000.

—	The Chairperson of the Audit Committee will receive an additional annual retainer in the amount of $15,000.

—

The Chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an additional annual retainer in the amount of $10,000 (unless any such Chairperson is also serving as non-executive Chairperson of the Board of Directors).

—	The non-executive Chairperson of the Board of Directors will receive an additional annual retainer in the amount of $125,000.

Fifty percent of the foregoing non-employee director compensation will be paid in the form of cash and the remaining fifty percent of such compensation will be payable in the form of deferred stock units, which will be convertible into shares of the Company’s common stock upon a holder’s termination of directorship with the Company.

As of the end of the Company’s fiscal year ended December 31, 2012, each director was also a party to an indemnification agreement with the Company. Such indemnification agreements generally provide, among other things, that each director shall be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director in connection with any proceeding by reason of his or her relationship with the Company. In addition, such indemnification agreements provide for the advancement of expenses incurred by such director in connection with any proceeding covered by such indemnification agreements, subject to the conditions set forth therein and to the extent such advancement is not prohibited by law.

Director Compensation Table

The following table sets forth information regarding the compensation earned during the fiscal year ended December 31, 2012 by the Company’s non-employee directors.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2)(3)(4) (c)	Total ($) (h)
Directors
Stephen W. Bershad	125,000	131,843	256,843
Eugene I. Davis	33,750	71,203	104,953
Dennis J. Fortino	65,233	68,699	133,932
K. Peter Heiland	15,625	65,927	81,552
Ira J. Lamel	70,000	73,836	143,836
Byron O. Pond	31,250	65,927	97,177
Harry L. Bosco	34,168	34,591	68,759
Dominic A. Romeo	34,168	34,591	68,759
Thomas N. Secor	34,168	34,591	68,759

(1)	All fees earned by the Company’s Board of Directors during the year ended December 31, 2012 were paid in full prior to December 31, 2012.

(2)	Amounts shown do not reflect compensation actually received. Rather, amounts shown represent the aggregate grant date fair value of these awards determined in accordance with ASC 718. The deferred stock units granted by the Company were fully vested on the grant date and the associated expense was recognized in full on the grant date in accordance with ASC 718. For further discussion regarding the assumptions used in the estimation of the fair value of the awards and details regarding the associated calculation of compensation cost related thereto, refer to Note 11 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	All awards were granted at the closing price of the Company’s common stock on the NASDAQ Global Select Market on the date of grant. The amounts represent the aggregate grant date fair value associated with the respective annual deferred stock unit award granted to each director on January 1, 2012 and July 2, 2012 of $10.79 and $11.60, respectively, per share. However, in accordance with the compensation arrangement with the Board of Directors, the number of deferred stock units granted on January 1, 2012 was determined based on the closing price of the Company’s common stock as of the last day of the preceding fiscal year, December 31, 2011, $10.23 per share. The number of deferred stock units granted on July 2, 2012 was determined based on the closing price of the Company’s common stock as of June 29, 2012, $11.46 per share. Because the stock price on the date of grant is greater than the stock price on the date the number of shares to be granted was determined, the value of the stock awards granted in 2012 is greater than 50% of the respective total compensation.

(4)	The Company had the following awards outstanding to directors as of December 31, 2012:

Name	Deferred Stock Units(1) (#)
Stephen W. Bershad	47,183
Harry L. Bosco	2,982
Dennis J. Fortino	23,832
Ira J. Lamel	26,423
Dominic A. Romeo	2,982
Thomas N. Secor	2,982

Total	106,384

(1)	Represents all deferred stock units granted to the directors as of December 31, 2012. Such deferred stock units were fully vested on the date of grant and will convert into an equal number of shares of the Company’s common stock as of the date the respective director ceases his membership on the Board of Directors. Includes the following:

Grant Date	Mr. Bershad	Mr. Fortino	Mr. Lamel	Messrs. Bosco, Romeo and Secor
September 2, 2010	23,149	11,575	12,963	–
February 15, 2011	11,815	5,908	6,617	–
January 1, 2012	12,219	6,110	6,843	–
July 2, 2012	–	239	–	2,982

Total	47,183	23,832	26,423	2,982

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common shares for: (1) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company’s outstanding common shares; (2) each of the Company’s current directors; (3) each of the Company’s current Named Executive Officers; and (4) all current directors and executive officers of the Company as a group. The beneficial ownership of common shares with respect to our 5% shareholders is based on information available to the Company as of April 15, 2013, and with respect to our directors, Named Executive Officers and directors and officers as a group is as of March 15, 2013.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, the Company believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all common shares that they beneficially own, subject to applicable community property laws. All rights to acquire common shares within 60 days of March 15, 2013 are deemed to be outstanding and beneficially owned by the persons holding those rights for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Percentage ownership of outstanding shares is based on 33,920,454 common shares outstanding as of March 15, 2013.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Common Shares
5% Shareholders
Investment Counselors of Maryland (3)	1,788,000	5.3%
803 Cathedral Street Baltimore, MD 21201

Directors and Executive Officers
Stephen W. Bershad (4)	3,164,693	9.3%

Harry L. Bosco (5)	10,200	*
Dennis J. Fortino (5)	31,627	*

Ira J. Lamel (5)	34,507	*
Dominic A. Romeo (5)	10,200	*

John A. Roush (6)	222,358	*
Thomas N. Secor (5)	10,200	*

Robert J. Buckley (7)	81,581	*
Jamie B. Bader (8)	12,046	*

Matthijs Glastra (9)	–	*
Deborah A. Mulryan (10)	6,666	*

All Directors and executive officers as a group (11 persons) (11)	3,584,078	10.57%

*	Represents less than 1% of the outstanding common shares.

(1)	Unless otherwise indicated, the address of each shareholder is c/o GSI Group, Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730.

(2)	The information provided in this table is based on the Company’s records, information supplied to the Company by its executive officers, directors and principal stockholders and information contained in Schedules 13D and 13G filed with the SEC.

(3)	Pursuant to a Schedule 13G filed with the SEC on February 7, 2013, Investment Counselors of Maryland, LLC may be deemed to beneficially own 1,788,000 common shares of the Company. Investment Counselors of Maryland, LLC has sole dispositive power over all 1,788,000 shares, sole voting power over 1,225,000 shares, and shared voting power over 563,000 shares.

(4)	Mr. Bershad is the Chairman of the Board of Directors of the Company. Mr. Bershad owns 938,416 common shares directly. Mr. Bershad is deemed a beneficial owner of 2,164,658 common shares as the trustee of various grantor related annuity trusts that were established for the benefit of his daughters. Mr. Bershad retains sole voting and dispositive power over the shares held in the trusts. On August 8, 2012, Mr. Bershad gifted 1,020,408 shares of Common Stock to his daughters for estate planning purposes, transferring beneficial ownership of these shares to his daughters. Mr. Bershad’s direct ownership includes 61,618 deferred stock units that are fully vested and will convert into shares of common stock upon the date Mr. Bershad ceases to be a director of the Company. Mr. Bershad does not have voting rights or the right to receive dividends on these deferred stock units until they are converted to common shares.

(5)	Mr. Bosco, Mr. Fortino, Mr. Lamel, Mr. Romeo and Mr. Secor are members of the Board of Directors of the Company. The respective amounts represent deferred stock units that are fully vested and will convert into shares of common stock upon the date each respective director ceases to be a director of the Company. The directors do not have voting rights or the right to receive dividends on the respective deferred stock units until they are converted to common shares.

(6)	Excludes 328,083 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Mr. Roush does not have voting rights or the right to receive dividends until vested.

(7)	Excludes 137,133 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Mr. Buckley does not have voting rights or the right to receive dividends until vested.

(8)	Excludes 57,253 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Mr. Bader does not have voting rights or the right to receive dividends until vested.

(9)	Excludes 90,542 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Mr. Glastra does not have voting rights or the right to receive dividends until vested.

(10)	Excludes 32,927 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting. Ms. Mulryan does not have voting rights or the right to receive dividends until vested.

(11)	Excludes 645,939 unvested restricted stock units, which are subject to a risk of forfeiture in favor of the Company. Each restricted stock unit represents the right to receive one common share of the Company upon vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company’s common shares that may be issued upon the exercise of rights under all of its existing equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Rights		Weighted- Average Exercise Price of Outstanding Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans approved by security holders
2010 Incentive Award Plan	856,583	(1)	–	1,575,926
Equity Compensation Plans not approved by security holders	53,208	(2)	–	–

(1)	Includes 803,407 unvested restricted stock units outstanding as of December 31, 2012 and 53,176 fully vested deferred stock units granted to the members of the Company’s Board of Directors which will convert into shares of common stock as of the date the respective director ceases to be a director of the Company. These awards were granted pursuant to the 2010 Incentive Award Plan which was approved by the Company’s shareholders in November 2010.

(2)	Represents deferred stock unit awards granted to the members of the Company’s Board of Directors, which are fully vested as of December 31, 2012 and will convert into shares of common stock as of the date the respective director ceases to be a director of the Company. These awards were granted pursuant to standalone award agreements outside of an equity compensation plan.

CERTAIN RELATIONSHIPS

The Company’s written Code of Ethics and Business Conduct sets forth the general principle that the Company’s directors, officers and employees must act in the best interests of the Company and must refrain from engaging in any activity that presents a conflict of interest or having a personal interest that presents a conflict of interest. The Code of Ethics and Business Conduct generally provides that a conflict of interest occurs when an individual’s personal interest interferes, or appears to interfere, with those of the Company. There may be times when a commercial relationship involving the Company’s directors, officers or employees or their family members is beneficial to the Company and is not likely to raise material conflict of interest issues, but those situations should be disclosed to the Company for further review. The Company’s policy is to review periodically, but not less than annually, all related party transactions for potential conflict of interest situations. The Company’s corporate staff is primarily responsible for monitoring and obtaining information from the directors and officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction. If deemed necessary, the Audit Committee of the Board of Directors may review certain related party transactions to determine if any transaction creates a conflict of interest.

David Clarke was an executive officer and vice president of the Company and served as Vice President, Group President of Laser Products business group from May 9, 2011 until September 28, 2012. Mr. Clarke also served as the President of Synrad, Inc., a subsidiary of the Company. Mr. Clarke is related by marriage to Jenifer Bunis, who served as Vice President and General Manager of Synrad prior to October 19, 2012, when she terminated her employment with Synrad. Ms. Bunis reported to Mr. Clarke in her role at Synrad. During the year ended December 31, 2012, Ms. Bunis earned approximately $172,000 in compensation from the Company, including base salary of approximately $146,000, non-equity incentive plan compensation of approximately $22,000, defined contribution plan match of approximately $4,000 time-based restricted stock units with an aggregate grant date value determined in accordance with ASC 718 of approximately $59,800, which were forfeited due to Ms. Bunis’ termination.

As previously reported on the Company’s Current Report on Form 8-K, filed with the SEC on July 23, 2010, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain holders of the Company’s prepetition notes. One of the Company’s shareholder’s that formerly beneficially owned over 5% of the Company’s common shares, Liberty Harbor Master Fund I, LP., is party to the Registration Rights Agreement. The Registration Rights Agreement provides that, from the time the Company became current in its reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”) and for as long as it remains a public company with shares registered under the Exchange Act, the parties to the Registration Rights Agreement that collectively own at least 30% of the registrable securities have a right to twice demand the registration of their registrable securities on a registration statement. The registration may be a shelf registration, filed with the SEC on an underwritten or non-underwritten basis. In addition, the parties to the Registration Rights Agreement have unlimited piggyback registration rights.

OTHER MATTERS

Performance Graph

The following graph compares the cumulative total return to shareholders for the Company’s common shares for the period from December 31, 2007 through December 31, 2012 with the NASDAQ Composite Index and the S&P Technology Index. The comparison assumes an investment of $100 is made on December 31, 2007 in the Company’s common shares and in each of the indices and in the case of the indices it also assumes reinvestment of all dividends. The performance shown is not necessarily indicative of future performance.

	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012
GSI Group Inc.	$95.36	$5.88	$8.98	$36.39	$35.19	$31.24
NASDAQ Composite Index	$109.81	$65.29	$93.95	$109.84	$107.86	$113.85
S&P Technology	$112.14	$63.44	$96.04	$105.32	$100.67	$102.92

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the officers, directors and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. These officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of copies of Forms 3, 4 or 5 filed by the Company on behalf of its directors and officers or otherwise provided to the Company, the Company believes that during and with respect to the year ended December 31, 2012, its officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

Directors’ and Officers’ Liability Insurance

At December 31, 2012, the Company maintained an entity and director and officers’ liability insurance policy in the aggregate principal amount of $20 million plus $10 million of additional A-side coverage for non-indemnifiable claims for current officers and directors. The policy is subject to a $350,000 deductible for each indemnifiable loss and a $750,000 deductible for each merger objection related loss. For claims that are not indemnifiable, there is no deductible. The Company is obligated to pay all deductibles. The policy expires in July 2013. The annual premium for this policy was approximately $272,000. This policy does not cover any actions or claims that occurred prior to July 23, 2010.

Additionally, as of December 31, 2012, the Company maintained a policy for former officers and directors in the aggregate principal amount of $20 million and $17 million of additional A-side coverage for non-indemnifiable claims. The policy is subject to a $250,000 deductible per loss for securities claims and $500,000 for all other claims that are indemnifiable by the Company. For claims that are not indemnifiable, there is no deductible. The Company is obligated to pay all deductibles. The policy expires in July 2016. The premium for the six-year policy was approximately $389,000.

Indebtedness of Directors and Officers

Since the beginning of the year ended December 31, 2012, there has been no indebtedness to the Company by any director or officer or the family members or associates of any such person, other than amounts owing for purchases, subject to usual trade terms, for ordinary travel and expense advances and for other transactions in the ordinary course of business.

Shareholder Proposals for the 2014 Annual Meeting

Shareholder proposals intended for inclusion in next year’s management proxy circular pursuant to SEC Rule 14a-8 for the 2014 annual meeting of shareholders must be received at the Company’s principal executive offices on or before December 25, 2013. Unless otherwise required by law, shareholder proposals received after this date will not be included in next year’s management proxy circular. Shareholder proposals not intended for inclusion in next year’s management proxy circular or notice of meeting, but which instead are sought to be presented directly at next year’s annual meeting, will be considered untimely if received later than March 10, 2014. Proxies will confer discretionary authority with respect to such untimely proposals. In order to curtail controversy as to the date upon which such written notice is received by the Company, it is suggested that such notice be submitted by Certified Mail, Return Receipt Requested.

In the event the date of the 2014 annual meeting of shareholders is changed by more than 30 days from the date of the 2013 Annual Meeting, the Company will inform shareholders of such change and will indicate the new dates by which shareholder proposals must be received.

Householding

The Company’s 2012 Annual Report, including audited financial statements for the fiscal year ended December 31, 2012, is being mailed to you along with this management proxy circular. In order to reduce printing and postage costs, Broadridge Investor Communication Services has undertaken an effort to deliver only one annual report and one management proxy circular to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one management proxy circular, the Company will promptly deliver a separate copy of the annual report and the management proxy circular to any shareholder who sends a written request to GSI Group Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730, USA, Attention: Investor Relations or who calls our Investor Relations staff at 781-266-5137.

You can also notify Broadridge that you would like to receive separate copies of the Company’s annual report and management proxy circular in the future by writing or calling your bank or broker. Even if your household has received only one annual report and one management proxy circular, a separate proxy form or voting instruction form, as applicable, should have been provided for each shareholder account. Each proxy form or voting instruction form, as applicable, should be signed, dated, and returned in the enclosed self-addressed envelope. If your household has received multiple copies of the Company’s annual report and management proxy circular, you can request the delivery of single copies in the future by completing the enclosed consent, if applicable, or writing or calling Broadridge directly.

Information Concerning the Company

You may obtain the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Company’s 2012 audited consolidated financial statements, and additional copies of this document on the Company’s Web site at http://www.gsig.com, or by writing to or calling Investor Relations, GSI Group Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730, USA, or 781-266-5137. You may also obtain such documents and additional information about the Company on SEDAR at www.sedar.com or on EDGAR at www.sec.gov. This information is not incorporated by reference into this management proxy circular.

Other Business

The Board of Directors knows of no business to be brought before the annual meeting other than as described in this management proxy circular. If other matters properly come before the shareholders at the meeting, it is the intention of the persons named on the proxy form to vote the shares represented thereby on such matters in accordance with their judgment.

Directors’ Approval

The contents and the sending of this management proxy circular have been approved by the Company’s Board of Directors.

By Order of the Board of Directors

John A. Roush

Chief Executive Officer

Bedford, Massachusetts

April 19, 2013

GSI GROUP INC.
9th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com
MR SAM SAMPLE 123 SAMPLES STREET SAMPLETOWN SS X9X 9X9	Security Class	COMMON
Holder Account Number
	C1234567890	X X X

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This Form of Proxy is solicited by and on behalf of the Board of Directors of GSI Group Inc.
Notes to proxy
1.

Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any continuation, adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.

If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.
4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.
5.

The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted by the designated officers FOR each of the nominees for Director in Proposal 1, FOR Proposal 2, 1 YEAR for Proposal 3, and FOR Proposal 4.

6.

The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.

This proxy confers discretionary authority in respect of amendments to or variations of matters identified in the notice of meeting and such other matters that may properly come before the meeting or any continuation, adjournment or postponement thereof. The Board of Directors, at present, knows of no such amendments, variations or other matters to be presented at the meeting.

8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.	Fold
Proxies submitted must be received by 2:00 pm, Eastern Time, on May 13, 2013.
VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone.	• Go to the following web site: www.investorvote.com
1-866-732-VOTE (8683) Toll Free	• Smartphone? Scan the QR code to vote now.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER 123456789012345

00YR6B	CPUQC01.E.INT/000001/i1234

+	MR SAM SAMPLE	C1234567890 XXX 123	+

Appointment of Proxyholder
The undersigned shareholder of GSI Group Inc. (the “Company”) hereby appoints Robert Buckley, Chief Financial Officer or, failing him, John A. Roush, Chief Executive Officer	OR	Print the name of the person you are appointing if this person is someone other than the designated officers listed herein.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction and in their discretion with respect to amendments to or variations of matters identified in the notice of meeting and such other matters that may properly come before the Annual General Meeting of Shareholders to be held at Latham & Watkins LLP, 885 Third Avenue, New York, New York, 10022-4834 on Wednesday, May 15, 2013 at 2:00 p.m. ET and at any continuation, adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold

01. Stephen W. Bershad	☐	☐	02. Harry L. Bosco	☐	☐	03. Dennis J. Fortino	☐	☐
04. Ira J. Lamel	☐	☐	05. Dominic A. Romeo	☐	☐	06. John A. Roush	☐	☐	Fold
07. Thomas N. Secor	☐	☐

	For	Against	Abstain

2. Advisory Vote on the Company’s Executive Compensation	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

3. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	☐	☐	☐	☐

	For	Against	Abstain
4. Appointment of Auditors
To appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve until the 2014 annual meeting of shareholders.	☐	☐	☐	Fold

Authorized Signature(s) – This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted by the designated officers FOR each of the nominees for Director in Proposal 1, FOR Proposal 2, 1 YEAR for Proposal 3 and FOR Proposal 4.		DD/MM/YY

Interim Financial Statements – Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐	Annual Financial Statements – Mark this box if you would NOT like to receive the Annual Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

■ 999999999999	0 4 6 5 2 8 X X X X A R 2	L S I Q +

00YR7C